Exhibit 10

$25,000,000.00

EIGHTH AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

May 15, 2024

among

BASSETT FURNITURE INDUSTRIES, INCORPORATED,

The Initial Guarantors Listed Herein,

and

TRUIST BANK

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(continued)

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(continued)

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(continued)

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(continued)

Page

SECTION 9.09. Enforcement	51

SECTION 9.10. Miscellaneous	51

SECTION 9.11. Amended, Restated and Replacement Agreement	51

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EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 15, 2024, is by and among BASSETT FURNITURE INDUSTRIES, INCORPORATED (the “Borrower”), BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC, BASSETT DIRECT STORES, LLC. BASSETT DIRECT NC, LLC, BASSETT DIRECT SC, LLC and TRUIST BANK.

The Borrower, the Guarantors and the Bank (as such terms are defined below) are parties to the Original Credit Agreement (as defined herein) which provides for the making of loans by the Bank to the Borrower.

The parties hereto wish to amend the Original Credit Agreement in certain respects and to restate the Original Credit Agreement to read in its entirety as set forth below. Accordingly, the parties hereto agree that effective on the Restatement Effective Date (as defined herein), the Original Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.         Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“ACL Agreement” means any credit line sweep services agreement now or hereafter entered into between the Bank and the Borrower and all amendments and modifications thereof.

“Account Debtor” shall mean the person who is obligated on any of the Receivables or otherwise is obligated as a purchaser or lessee of any of the Inventory.

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Term SOFR” means, for purposes of any calculation and subject to the provisions of Section 2.07(b), the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Advance” means an advance made to the Borrower under this Agreement pursuant to Article II. An Advance is a “Base Rate Advance” if such Advance is part of a Base Rate Loan or a “SOFR Advance” if such Advance is part of a SOFR Loan.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Margin” means, as of any date, with respect to all Loans outstanding on such date, 0.50% per annum with respect to Base Rate Loans and 1.75% per annum with respect to SOFR Loans.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.07(e).

“Bank” means Truist Bank, a North Carolina banking corporation, and its successors and assigns.

“Bank Product Obligations” means, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” means any Person that, at the time it provides any Bank Product to any Loan Party, is the Bank or an Affiliate of the Bank

“Bank Products” means any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” means for any day a rate per annum equal to the highest of (i) the rate of interest which the Bank announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% and (iv) zero percent (0%). The Bank’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above, or below the Bank’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR, respectively.

“Base Rate Loan” means the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then- current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(b).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Bank for the applicable Benchmark Replacement Date:

(a)        Daily Simple SOFR; or

(b)        the sum of: (i) the alternate benchmark rate that has been selected by the Bank and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)        in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non- representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07.

“Beneficial Ownership Certification” means mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means Bassett Furniture Industries, Incorporated, a Virginia corporation, and its successors and permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Advances made to the Borrower at the same time by the Bank pursuant to Article II.

“Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition; (ii) time deposits, certificates of deposit and banker’s acceptances of any domestic commercial bank having capital and surplus in excess of $200,000,000 having maturities of not more than 90 days from the date of acquisition; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) and entered into with any bank meeting the qualifications thereof, the highest credit rating obtainable from Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and maturing within ninety days after the date of acquisition; and (v) money market funds which invest at least 90% of their assets in the types of securities or instruments described in clauses (i), (ii), (iii) and (iv) above.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Certificate” has the meaning set forth in Section 3.01(e).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Commitment” means $25,000,000.00.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” has the meaning set forth in Section 5.01(d).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, “Domestic Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 7.02 and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any four-quarter period ending on the date of measurement, (a) the sum of (i) Consolidated Net Income for such four-quarter period, (ii) Depreciation and Amortization for such four-quarter period, (iii) interest expense net of interest income for such four- quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP, (iv) federal and state income taxes for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP, and (v) expenses or losses that are of an unusual nature or infrequently occurring for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP, minus (b) income or gains that are of an unusual nature or infrequently occurring for such four- quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated EBITDAR” means, for any four-quarter period ending on the date of measurement, Consolidated EBITDA plus Rent Expense for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio” means, for any four-quarter period ending on the date of measurement, the ratio of (i) Consolidated EBITDAR for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis minus distributions to shareholders or other distributions or payments or advances to shareholders (other than for stock repurchases) declared for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis to (ii) the Borrower’s and its Consolidated Subsidiaries’ interest expense for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis plus Rent Expense for such four-quarter period on a consolidated basis plus Current Maturities of Long Term Debt for such four-quarter period on a consolidated basis, all as prepared in accordance with GAAP.

“Consolidated Lease Adjusted Leverage to EBITDAR” means, for any four-quarter period ending on the date of measurement, the ratio of (i) Consolidated Total Debt to (ii) Consolidated EBITDAR for such four-quarter period of the Borrower and its Consolidated Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary gains; (ii) extraordinary non-cash losses and (iii) any equity interests of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary of the Borrower.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP,

(A)        [Intentionally Omitted];

(B)         All assets which would be treated as intangibles under generally accepted accounting principles, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

(C)        To the extent not included in (B) of this definition, any amount at which shares of capital stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries; and

(D)        Loans or advances to stockholders, directors, officers or employees.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Consolidated Total Debt” means at any date, without duplication, the sum of: (1) all Debt of the Borrower and its Consolidated Subsidiaries, (2) all obligations (absolute or contingent) of the Borrower and its Consolidated Subsidiaries to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a Letter of Credit, or under any other letter of credit or similar instrument, and (3) all Lease Obligations, all as reflected in the Borrower’s financial statements or as otherwise determined in accordance with GAAP.

“Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by the Board of Directors of the Borrower and, if requested by the Bank, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Bank, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Current Debt” means the aggregate principal amount of Debt which would in accordance with GAAP, be classified as current debt.

“Current Maturities of Long Term Debt” means all payments in respect of Long Term Debt (excluding any such amounts included within Current Debt) that are required to be made within one year from the date of determination, whether or not the Obligation to make such payments would constitute a current liability of the obligor under GAAP.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (v) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vi) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (viii) all Debt of others Guaranteed by such Person, (ix) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (x) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to the Loan (irrespective of whether any Loan is actually outstanding hereunder).

“Depreciation and Amortization” means for any period an amount equal to the sum of all depreciation and amortization expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“Eligible Guarantor” means Bassett Furniture Industries of North Carolina, LLC.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Domestic Business Day or, if such rate is not so published for any Domestic Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. For purposes of this Agreement the Federal Funds Rate shall not be less than zero percent (0%).

“Financing” means (i) any transaction or series of transactions for the incurrence by a Loan Party of any Debt or for the establishment of a commitment to make advances which would constitute Debt of a Loan Party, which Debt is not by its terms subordinate and junior to other Debt of a Loan Party, (ii) an obligation incurred in a transaction or series of transactions in which assets of a Loan Party are sold and leased back, or (iii) a sale of accounts or other receivables or any interest therein, other than a sale or transfer of accounts or receivables attendant to a sale permitted hereunder of an operating division.

“Fiscal Month” means any fiscal month of the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

(i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” means the Obligations, including without limitation any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from the Borrower to the Bank, arising under or evidenced by this Agreement, the Note, the Security Agreement or any other Loan Document, but excluding any Excluded Swap Obligations.

“Guarantors” means the Initial Guarantors and any Subsidiary that is required to become a guarantor pursuant to Section 5.31 after the Restatement Effective Date.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedging Obligations” of any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Initial Guarantors” means collectively (i) Bassett Furniture Industries of North Carolina, LLC, a North Carolina limited liability company, (ii) Bassett Direct Stores, LLC, a Virginia limited liability company, (iii) Bassett Direct NC, LLC, a Virginia limited liability company, and (iv) Bassett Direct SC, LLC, a Virginia limited liability company.

“Interest Period” means, with respect to any SOFR Borrowing, a period of one (1) month (in each case, subject to the availability thereof); provided that:

(i)        the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)       if any Interest Period would otherwise end on a day other than a Domestic Business Day, such Interest Period shall be extended to the next succeeding Domestic Business Day, unless such Domestic Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Domestic Business Day;

(iii)      any Interest Period which begins on the last Domestic Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Domestic Business Day of such calendar month;

(iv)      [intentionally omitted];

(v)       no Interest Period may extend beyond the Termination Date; and

(vi)      no tenor that has been removed from this definition pursuant to Section 2.07(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion/Continuation.

“Inventory” shall have the meaning assigned to the term “Inventory” in the Security Agreement, whether now owned or hereafter acquired.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any finance or operating lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such person under GAAP.

“Lender-Related Hedge Provider” means any Person that, at the time it enters into a Hedging Transaction with any Loan Party, is the Bank or an Affiliate of the Bank.

“Letters of Credit” means the letters of credit issued by the Bank pursuant to Section 2.03(a) and “Letter of Credit” means any one of such Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“Letter of Credit Advance” means an advance made by the Bank pursuant to Section 2.03(c).

“Letter of Credit Agreement” means any agreement entered into by the Borrower and the Bank pursuant to which a Letter of Credit is issued, as amended, modified or restated from time to time.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, lease or other title retention agreement relating to such asset.

“Loan” means the aggregate outstanding Advances made by the Bank to the Borrower under this Agreement. The Loan shall at all times be a SOFR Loan, unless such Loan is to be a Base Rate Loan pursuant to Section 2.07(f).

“Loan Documents” means this Agreement, the Note, the Letter of Credit Agreements, the Letters of Credit, the Security Agreement, any ACL Agreement, any other document evidencing, relating to or securing the Loan or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Note, the Letter of Credit Agreements, the Letters of Credit, the Security Agreement or the Loan, as such documents and instruments may be amended or supplemented from to time.

“Loan Parties” means collectively the Borrower and each Guarantor that is now or hereafter a party to any of the Loan Documents.

“Long Term Debt” means the aggregate principal amount of Debt for Money Borrowed which would in accordance with GAAP, be classified as long term debt.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other related event or events, act or acts, condition or conditions, occurrence or occurrences, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies of the Bank under the Loan Documents, or the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA. “Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Note” means the promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means (a) all amounts owing by the Loan Parties to the Bank pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Bank pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” has the meaning set forth in Section 3.01(f).

“Original Credit Agreement” means that certain Seventh Amended and Restated Credit Agreement, dated as of January 27, 2022, between the Borrower, the Guarantors and the Bank. This Agreement amends, restates and replaces the Original Credit Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Properties” means all real property owned, leased or otherwise used or occupied by a Loan Party or any Subsidiary of a Loan Party, wherever located.

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Receivables” shall have the meaning assigned to the term “Accounts” in the Security Agreement, whether now existing or hereafter arising.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Rent Expense” means, for any period, (i) operating lease expense of the Borrower and its Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP minus (ii) income from subleases of the Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Restatement Effective Date” shall have the meaning provided in Section 3.01. “Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (which as of the Restatement Effective Date includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Security Agreement” means that certain Security Agreement dated of even date herewith, by and between the Borrower and Guarantors for the benefit of the Bank.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means a Borrowing that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“SOFR Loan” means an Advance that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” has the meaning set forth in Section 2.13(c).

“Termination Date” means January 31, 2027.

“Term SOFR” means,

(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation for a SOFR Loan based on Term SOFR, a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Bank as the forward-looking term rate based on SOFR.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undrawn Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time and “Undrawn Amounts” means, at any time, the sum of all Undrawn Amounts at such time.

“Unused Commitment” means at any date, with respect to the Bank, an amount equal to the Commitment less the Used Commitment.

“Used Commitment” means at any date, with respect to the Bank, the sum of (A) the aggregate outstanding principal amount of the Advances, (B) the aggregate outstanding principal amount of the Letter of Credit Advances, and (C) the aggregate Undrawn Amounts.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02.    Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Bank shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03.    Terms Generally. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of 366 days, and (ii) otherwise, to a year of 365 days. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both..

SECTION 1.04.    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05.    References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

SECTION 1.06.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.07.    Rates. The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.09.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II

THE CREDITS

SECTION 2.01.    Commitment to Make Advances. The Bank agrees, on the terms and conditions set forth herein, to make Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Advance is made, the aggregate outstanding principal amount of all Advances by the Bank together with the aggregate outstanding principal amount of all Letter of Credit Advances and Undrawn Amounts shall not exceed the amount of the Commitment. The aggregate principal amount of each SOFR Borrowing shall not be less than $1,000,000 or a larger multiple of $500,000, and, except as otherwise provided in an ACL Agreement, the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the Unused Commitment). Each Advance under an ACL Agreement shall be deemed to be a Base Rate Advance. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.11, prepay Advances and reborrow under this Section at any time before the Termination Date.

SECTION 2.02.    Method of Borrowing Advances. (a) Except as otherwise provided in an ACL Agreement, the Borrower shall give the Bank notice in the form attached hereto as Exhibit B-1 (a “Notice of Borrowing”) (x) prior to 11:00 A.M. (Charlotte, North Carolina time) one (1) Domestic Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 A.M. (Charlotte, North Carolina time) three (3) U.S. Securities Business Days prior to the requested date of each SOFR Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Domestic Business Day), (iii) the Type of such Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (which shall be one (1) month and otherwise subject to the provisions of the definition of Interest Period). At no time shall the total number of SOFR Borrowings outstanding at any time exceed one (1).

(b)        [Intentionally Omitted].

(c)        Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, not later than 1:00 P.M. (Charlotte, North Carolina time) on the date of each Borrowing, the Bank shall make available such Borrowing, in Federal or other funds immediately available in Charlotte, North Carolina, to the Borrower at the Bank’s aforesaid address.

SECTION 2.03.    Letters of Credit.

(a)        The Bank may, from time to time upon request of the Borrower, in its sole discretion issue Letters of Credit for the account of the Borrower, subject to satisfaction of the conditions referenced in Section 3.03.

(b)        Each Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the Letter of Credit Agreement executed by the Borrower in connection with the issuance of such Letter of Credit. The Borrower agrees to promptly perform and comply with the terms and conditions of each Letter of Credit Agreement.

(c)        The payment by the Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement a Letter of Credit Advance in the amount of such draft.

(d)        The Bank shall not be under any obligation to issue any Letter of Credit if:

(i)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from issuing such Letter of Credit, or request that the Bank refrain from, or any law applicable to the Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, any such order, judgment or decree, or law shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the Bank any unreimbursed loss, cost or expense that was not applicable on the Restatement Effective Date and that the Bank in good faith deems material to it;

(ii)       the issuance of such Letter of Credit would violate one or more policies of the Bank applicable to letters of credit generally; or

(iii)      the proceeds of such Letter of Credit would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

The Bank shall be under no obligation to issue any amendment to any Letter of Credit if the Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(e)        As of the Restatement Effective Date, the existing Letters of Credit are set forth on Schedule 2.03 attached hereto.

(f)        [Intentionally Omitted].

(g)        The Borrower shall pay to the Bank on the earlier of demand and the Termination Date the outstanding principal amount of such Letter of Credit Advance.

(h)        The Bank will notify the Borrower promptly of the presentment for payment of any Letter of Credit (on the date of presentment, if possible, and otherwise on the next Domestic Business Day, it being agreed that such notice may be made by phone), together with notice of the date such payment shall be made.

SECTION 2.04.     Note. (a) The Advances of the Bank shall be evidenced by a single Note payable to the order of the Bank in an amount equal to the original principal amount of the Commitment.

(b)        [Intentionally Omitted].

(c)        The Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on the Note; provided that the failure of the Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of the Bank to assign the Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.

SECTION 2.05.    Maturity of Loans. Except with respect to any Advance made pursuant to an ACL Agreement (which Advance shall be repaid in accordance with such ACL Agreement), each Advance included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, subject to Section 6.01, on the Termination Date.

SECTION 2.06.    Interest Elections and Rates. (a) Except with respect to any Advance made pursuant to an ACL Agreement (which Advance shall be deemed to be a Base Rate Advance), each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section.

(b)        To make an election pursuant to this Section, the Borrower shall give the Bank written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit B-2 (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) U.S. Government Securities Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Domestic Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be for a period of one (1) month and otherwise as contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected a SOFR Borrowing based on Adjusted Term SOFR for an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.02.

(c)        If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a SOFR Borrowing based on Adjusted Term SOFR for an Interest Period of one (1) month. No Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default exists, unless the Bank shall have otherwise consented in writing. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)        During each Interest Period in which the Loan is a Base Rate Loan, such Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(e)        During each Interest Period in which the Loan is a SOFR Loan, such SOFR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) Adjusted Term SOFR for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any SOFR Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(f)        Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable monthly in arrears on the last day of each calendar month and on the Termination Date. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto and on the Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. Interest on all Loans bearing interest at the Default Rate shall be payable on demand.

(g)        Each Letter of Credit Advance shall bear interest on the outstanding principal amount thereof, payable on demand, for each day from the date such Letter of Credit Advance is made until paid in full at a rate per annum equal to the Default Rate.

(h)        The Bank shall determine each interest rate applicable to the Loan hereunder. The Bank shall give prompt notice to the Borrower by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(i)        After the occurrence and during the continuance of a Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Bank, bear interest at the Default Rate; provided, however, that automatically any overdue principal of and, to the extent permitted by law, overdue interest on the Loan shall bear interest payable on demand, for each day until paid, at a rate per annum equal to the Default Rate.

(j)        In connection with the use or administration of Term SOFR, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Bank will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.07.    Inability to Determine Interest Rates; Benchmark Replacement Setting.

(a)        Inability to Determine SOFR. Subject to paragraphs (b) through and (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:

(i)        the Bank shall have determined (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)       the Bank shall have determined that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to the Bank of making, funding or maintaining the SOFR Loans for such Interest Period, then the Bank shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter.

Upon notice thereof by the Bank to the Borrower, any obligation of the Bank to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Bank revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 7.02.

(b)        Benchmark Replacement.

(i)        Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Domestic Business Day after the date notice of such Benchmark Replacement is provided to the Bank without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(ii)       [Intentionally Omitted].

(c)        Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)        Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Bank will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.07(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07.

(e)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be not be representative, then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)        Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 2.08.    Fees. (a) [Intentionally Omitted].

(b)        The Borrower shall pay to the Bank, with respect to each Letter of Credit, a letter of credit fee (the “Letter of Credit Fee”) determined by the Bank in its sole and absolute discretion in an amount not less than $350.00 and not greater than one percent (1.0%) of the face amount of the Letter of Credit. Such Letter of Credit Fee shall be payable at the time each Letter of Credit is issued or renewed by the Bank.

(c)        The Borrower shall pay to the Bank an unused commitment fee equal to the product of: (i) the aggregate of the daily average amounts of the Unused Commitment times (ii) a per annum percentage equal to 0.25%. Such unused commitment fee shall accrue from and including April 1, 2024 to and including the Termination Date. Unused commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date; provided, that should the Commitment be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination.

(d)        [Intentionally Omitted].

SECTION 2.09.    Late Charge. In the event that the Borrower fails to pay any installment of interest or the principal of the Loan within ten (10) days after the due date therefor, the Borrower shall pay to the Bank without demand a late charge equal to five percent (5%) of the amount of the scheduled payment. The imposition and payment of any late charge shall not constitute a waiver of the Bank’s rights with respect to an Event of Default resulting from such late payment.

SECTION 2.10.    Termination of Commitment. The Commitment shall terminate on the Termination Date and any Advances and if demand had not been earlier made Letter of Credit Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.11.    Optional Prepayments. The Borrower may, subject to the terms of any applicable ACL Agreement, prepay the Loan in whole at any time, or from time to time in part in amounts aggregating at least $10,000.00, or any larger multiple of $1,000.00, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Advances.

SECTION 2.12.    Mandatory Prepayments. (a) On the date on which the Commitment is terminated pursuant to Section 2.10, the Borrower shall repay or prepay such principal amount of the outstanding Advances (together with interest accrued thereon and any amounts due under Article VII) as may be necessary so that after such payment the aggregate unpaid principal amount of the Advances, together with the aggregate principal amount of all Letter of Credit Advances and Undrawn Amounts does not exceed the aggregate amount of the Commitment as then reduced. Each such payment or prepayment shall be applied to repay or prepay the Advances.

(b)        In the event that the aggregate principal amount of all Advances, together with the aggregate principal amount of the Letter of Credit Advances and Undrawn Amounts at any one time outstanding shall at any time exceed the aggregate amount of the Commitment at such time, the Borrower shall immediately repay so much of the Advances as is necessary in order that the aggregate principal amount of the Advances thereafter outstanding, together with the aggregate principal amount of the Letter of Credit Advances and Undrawn Amounts shall not exceed the aggregate amount of the Commitment at such time.

SECTION 2.13.     General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loan and of fees hereunder, not later than 11:00 A.M. (Charlotte, North Carolina time) on the date when due, in Federal or other funds immediately available in Charlotte, North Carolina, to the Bank at its address referred to in Section 8.01.

(b)        Whenever any payment of principal of, or interest on, the Advances or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)        All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Advance or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed by any governmental authority or by any taxing authority thereof or therein (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Advance or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to the Bank additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Advance or fee relating thereto, the Borrower shall furnish the Bank, at the Bank’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to the Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate the Bank for, and indemnify them with respect to, the tax consequences of the Borrower’s failure to provide evidence of tax payments or tax exemption.

In the event the Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.13, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

SECTION 2.14.    Computation of Interest and Fees. Interest on the Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Facility fees, letter of credit fees and any other fees (excluding Facing Fees) payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15.    [Intentionally Omitted].

SECTION 2.16.    [Intentionally Omitted].

SECTION 2.17.    [Intentionally Omitted]

SECTION 2.18.    [Intentionally Omitted]

SECTION 2.19.    Illegality. If any Change in Law shall make it unlawful or impossible for the Bank to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, the Bank shall promptly give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make SOFR Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended. In the case of the making of a SOFR Borrowing, the Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if the Bank may lawfully continue to maintain such Loan to such date or (ii) immediately if the Bank shall determine that it may not lawfully continue to maintain such SOFR Loan to such date. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 7.02.

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01.    Effectiveness of Agreement. This Agreement shall become effective on the date (the “Restatement Effective Date”) on which the Bank receives the following documents and evidence of satisfaction of the following conditions:

(a)        receipt by the Bank from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b)        receipt by the Bank of a duly executed Note complying with the provisions of Section 2.04;

(c)        [Intentionally Omitted];

(d)        Receipt by the Bank of (i) the consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of November 26, 2022 and November 25, 2023, (ii) the consolidated statements of operations of the Borrower and its Consolidated Subsidiaries for the years ended November 26, 2022 and November 25, 2023, (iii) the consolidated statements of comprehensive income (loss) of the Borrower and its Consolidated Subsidiaries for the years ended November 26, 2022 and November 25, 2023, (iv) the consolidated statements of cash flow of the Borrower and its Consolidated Subsidiaries for the years ended November 26, 2022 and November 25, 2023, (v) the consolidated statements of stockholders’ equity of the Borrower and its Consolidated Subsidiaries for the years ended November 26, 2022 and November 25, 2023 and (vi) the unaudited but reviewed consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the interim period ended March 2, 2024, which fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period stated;

(e)        receipt by the Bank of a certificate (the “Closing Certificate”), dated the date of the Restatement Effective Date, substantially in the form of Exhibit C hereto, signed by a principal financial officer of each Loan Party, to the effect that (i) no Default has occurred and is continuing on the Restatement Effective Date and (ii) the representations and warranties of the Loan Parties contained in Article IV are true on and as of the date of the Restatement Effective Date;

(f)        receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Note, the Security Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of each Loan Party (the “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of the respective Loan Party, substantially in the form of Exhibit D hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Loan Party’s Certificate of Incorporation or Articles of Organization, as the case may be, (ii) the Loan Party’s Bylaws or Operating Agreement, as the case may be, (iii) a certificate of the Secretary of State of such Loan Party’s State of organization as to the good standing of such Loan Party, and (iv) the action taken by the Board of Directors of the Loan Party authorizing the Loan Party’s execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Loan Party is a party;

(g)        at least five (5) days prior to the Restatement Effective Date, all documentation and other information required by bank regulatory authorities or reasonably requested by the Bank under or in respect of applicable “know your customer” and anti-money laundering laws, rules and regulations including the Patriot Act and, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party;

(h)        the Security Agreement shall have been duly executed by the Borrower and Guarantors and shall have been delivered to the Bank and shall be in full force and effect and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Bank to be filed, registered or recorded in order to create in favor of the Bank a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Security Agreement shall have been delivered to the Bank;

(i)        the Bank shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower and Guarantors in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to Receivables and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Bank that the Liens indicated in any such financing statement (or similar document) have been released;

(j)        receipt and approval by the Bank of the insurance required under this Agreement; and

(k)        such other documents or items as the Bank or its counsel may reasonably request.

SECTION 3.02.    Conditions to All Borrowings. The obligation of the Bank to make an Advance on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a)        receipt by the Bank of a Notice of Borrowing as required by Section 2.02, together with a Compliance Certificate (as defined in Section 5.01(d)), which Compliance Certificate shall be as of the end of the most recent Fiscal Quarter or Fiscal Year, as applicable;

(b)        the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(c)        the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date of such Borrowing, except to the extent explicitly relating to a specified date, in which case such representations and warranties shall be true and correct as of such specified date; and

(d)        the fact that, immediately after such Borrowing, the Used Commitment will not exceed the Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.

SECTION 3.03.    Conditions to Issuance of Letters of Credit. The issuance of each Letter of Credit shall be subject to satisfaction of the conditions set forth in the related Letter of Credit Agreement and satisfaction of the following conditions:

(a)        the fact that, immediately before and after the issuance of such Letter of Credit, no Default shall have occurred and be continuing;

(b)        the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, in all material respects, on and as of the date of issuance of such Letter of Credit, except to the extent explicitly relating to a specified date;

(c)        the fact that, immediately after the issuance of such Letter of Credit, the Used Commitment will not exceed the Commitment;

(d)        if (1) at any time prior to the issuance of such Letter of Credit, the Used Commitment was equal to or exceeded $8,250,000 or (2) after the issuance of such Letter of Credit, the Used Commitment would equal or exceed $8,250,000, then the Borrower’s request for the issuance of such Letter of Credit shall be accompanied by a Compliance Certificate, which Compliance Certificate shall be as of the end of the most recent Fiscal Quarter or Fiscal Year, as applicable; and

(e)        no Letter of Credit shall have an expiry date or termination date on or after the earlier of: (1) the date twelve months after the date of the issuance of such Letter of Credit; and (2) the date two Domestic Business Days prior to the Termination Date; provided that if the Borrower requests that the Bank issue a Letter of Credit with an expiry date or termination date after the date two Domestic Business Days prior to the Termination Date and the Bank agrees in its sole and absolute discretion to issue such Letter of Credit, the Borrower shall, not later than twenty (20) Domestic Business Days prior to the Termination Date, (1) secure such Letter of Credit with collateral of a type and having a value acceptable to, and as determined by, the Bank in its sole and absolute discretion and (2) execute and deliver to the Bank all such agreements, documents, instruments, certificates, opinions and other papers as the Bank shall require in its sole and absolute discretion as are necessary for the Bank to obtain a first priority lien on and security interest in such collateral.

SECTION 3.04.         [Intentionally Omitted].

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant that:

SECTION 4.01.    Existence and Power. Each Loan Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.    Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, the Note, the Security Agreement and the other Loan Documents (i) are within each Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, articles of organization, operating agreement or by-laws of each Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon each Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Loan Parties or any of their respective Subsidiaries except as created by Section 8.04 hereof and by the Security Agreement.

SECTION 4.03.    Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties enforceable in accordance with its terms, and the Note, the Security Agreement and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04.    Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of November 25, 2023 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, LLP, copies of which have been delivered to the Bank, and the unaudited but reviewed consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the interim period ended March 2, 2024, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)        Since November 25, 2023, there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05.    Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Loan Parties threatened, against or affecting the Loan Parties or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Loan Parties to perform their respective obligations under, this Agreement, the Note, the Security Agreement or any of the other Loan Documents.

SECTION 4.06.    Compliance with ERISA. (a) The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)        Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

SECTION 4.07.    Taxes. There have been filed on behalf of the Loan Parties and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Loan Parties or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Loan Parties, adequate.

SECTION 4.08.    Subsidiaries. Each of the Loan Party’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No Loan Party has any Subsidiaries except those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

SECTION 4.09.    Not an Investment Company. No Loan Party nor any Subsidiary of a Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10.    Sanctions and Anti-Corruption Laws. (a) No Loan Party nor any Subsidiary of a Loan Party or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.

(b)        Each Loan Party and each Subsidiary of a Loan Party, and their respective directors, officers and employees and, to the knowledge of each Loan Party, the agents of each Loan Party and the Subsidiaries of each Loan Party, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. Each Loan Party and the Subsidiaries of each Loan Party have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions and Anti-Corruption Laws.

SECTION 4.11.    Ownership of Property; Liens. Each of the Loan Parties and their respective Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.14.

SECTION 4.12.    No Default. No Loan Party nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.13.    Full Disclosure. All information heretofore furnished by any Loan Party to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by any Loan Party to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Each Loan Party has disclosed to the Bank in writing any and all facts which could have or cause a Material Adverse Effect.

SECTION 4.14.    Environmental Matters. (a) No Loan Party nor any Subsidiary of a Loan Party is subject to any Environmental Liability which could have or cause a Material Adverse Effect and no Loan Party nor any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA which could have or cause a Material Adverse Effect. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)        No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides, finishing materials, glues and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

(c)        The Loan Parties, and each of their respective Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Loan Party’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses.

SECTION 4.15.    Compliance with Laws. Each Loan Party and each Subsidiary of a Loan Party is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

SECTION 4.16.    Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Loan Party’s respective Wholly Owned Subsidiaries are owned by the Loan Parties free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the other Subsidiaries of the Loan Parties (other than Wholly Owned Subsidiaries) is owned by the respective Loan Parties free and clear of any Lien or adverse claim.

SECTION 4.17.    Margin Stock. No Loan Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

SECTION 4.18.    Insolvency. After giving effect to the execution and delivery of the Loan Documents, the issuance of the Letters of Credit under this Agreement and the making of the Advances under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19.    Security Agreement. The Security Agreement is effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral and, when financing statements in appropriate form are filed in the appropriate Uniform Commercial Code filing offices, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and Guarantors in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

SECTION 4.20.    Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened, that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The hours worked by and payment made to employees of the Loan Parties and each Subsidiary of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.21.    Patents, Trademarks, Etc. To the best of their knowledge, the Loan Parties and each Subsidiary of a Loan Party owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole. To the best of their knowledge, the use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the Loan Parties and their respective Subsidiaries, does not infringe on the rights of any Person. The Loan Parties have delivered to the Bank a schedule setting forth all registered patents, trademarks and copyrights owned by, or licensed to, the Loan Parties.

ARTICLE V

COVENANTS

The Loan Parties agree, jointly and severally, that, so long as the Bank has any Commitment hereunder or any amount payable under the Note or any Letter of Credit Advance remains unpaid:

SECTION 5.01.    Information. The Borrower will deliver to the Bank:

(a)        as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by Ernst & Young, LLP or other independent public accountants of nationally recognized standing, with such audit to be free of exceptions and qualifications not acceptable to the Bank;

(b)        as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all reviewed by the accountants referenced in (a) above and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the Chief Financial or Accounting Officer of the Borrower, any of which may be satisfied by providing copies of Borrower’s filed 10-Qs and 10-Ks together with Section 906 certifications;

(c)        as soon as available and in any event within 15 days after the end of each Fiscal Month (other than the end of each Fiscal Month that is also the end of a Fiscal Quarter), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal month and the related statement of income for such fiscal month for the portion of the Fiscal Year ended at the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding fiscal month and the corresponding portion of the previous Fiscal Year;

(d)        simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit E (a “Compliance Certificate”), of the Chief Financial or Accounting Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.32, 5.37, 5.38 and 5.39 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

(e)        [Intentionally Omitted];

(f)        within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the Chief Financial or Accounting Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g)        promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(h)        promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(i)        if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(j)        promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $1,000,000.00 or more in excess of amounts covered in full by applicable insurance;

(k)       as soon as available and in any event within 45 days after the end of each Fiscal Quarter upon request of the Bank, an aging of payables, showing the age of such payables, identifying the Persons who are the creditors for such payables (specifying the amount and age of the payables, owing to each such creditor) and containing such other information and accompanied by such supporting documents as the Bank, in its sole discretion may from time to time prescribe, dated as of the last day of such Fiscal Quarter the statements in which, in each instance, shall be certified as to truth and accuracy by the Senior Vice President – Chief Financial Officer or other authorized officer of the Borrower and each Guarantor;

(l)        as soon as available and in any event within 45 days after the end of each Fiscal Quarter upon request of the Bank, an aging of Receivables, showing the age of such Receivables, identifying the Persons who are the Account Debtors for such Receivables (specifying the amount and age of the Receivables owing from each such Account Debtor) and containing such other information and accompanied by such supporting documents as the Bank, in its sole discretion may from time to time reasonably prescribe, dated as of the last day of such Fiscal Quarter the statements in which, in each instance, shall be certified as to truth and accuracy by the Senior Vice President – Chief Financial Officer or other authorized officer of the Borrower and each Guarantor;

(m)      [Intentionally Omitted];

(n)        [Intentionally Omitted];

(o)        [Intentionally Omitted]; and

(p)        from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Bank may reasonably request.

SECTION 5.02.    Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower and Guarantors to permit the Bank, or its designee, at the expense of the Borrower and Guarantors, to perform periodic field audits and investigations of the Borrower, the Guarantors and the Collateral; and (iii) permit, and will cause each Subsidiary to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, representatives of the Bank at the Bank’s expense prior to the occurrence of an Event of Default and at the Borrower’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03.    [Intentionally Omitted].

SECTION 5.04.    [Intentionally Omitted].

SECTION 5.05.    [Intentionally Omitted].

SECTION 5.06.    [Intentionally Omitted].

SECTION 5.07.    [Intentionally Omitted]

SECTION 5.08.    [Intentionally Omitted].

SECTION 5.09.    [Intentionally Omitted].

SECTION 5.10.    [Intentionally Omitted].

SECTION 5.11.    [Intentionally Omitted].

SECTION 5.12.    [Intentionally Omitted];

SECTION 5.13.    [Intentionally Omitted].

SECTION 5.14.    Negative Pledge. No Loan Party nor any Subsidiary of a Loan Party will voluntarily create, assume or suffer to exist any Lien on any of its Receivables, Inventory, or the proceeds thereof, except for Liens securing the Bank created or arising under the Loan Documents.

SECTION 5.15.    Maintenance of Existence. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained; provided that a Subsidiary of a Loan Party may be dissolved with the Bank’s prior written consent if: (1) such Subsidiary is not a Loan Party; and (2) the total assets of such Subsidiary are less than $50,000.

SECTION 5.16.    Dissolution. No Loan Party nor any Subsidiary of a Loan Party shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 5.17.

SECTION 5.17.    Consolidations, Mergers and Sales of Assets. No Loan Party will, nor will it permit any Subsidiary of a Loan Party to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) a Loan Party may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Loan Party is the corporation surviving such merger, (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (iv) if the Borrower merges with another Loan Party, the Borrower is the corporation surviving such merger, (b) Subsidiaries of a Loan Party (excluding Loan Parties) may merge with one another, (c) a Loan Party (other than the Borrower or an Eligible Guarantor) may transfer all or any part of its assets to another Loan Party, (d) a Loan Party may sell Inventory in the ordinary course of business and for fair value, and (e) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred (excluding assets transferred under Sections 5.17(d)), and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters have a fair market value or book value whichever is greater (determined with respect to each such asset transferred or discontinued) of more than $20,000,000.

SECTION 5.18.    Use of Proceeds. No portion of the proceeds of the Loan will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of the Loan shall be used for general corporate purposes and working capital.

SECTION 5.19.    Compliance with Laws; Payment of Taxes. Each Loan Party will, and will cause each Subsidiary of a Loan Party and each member of the Controlled Group to, comply with applicable laws in all material respects (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. Each Loan Party will, and will cause each Subsidiary of a Loan Party to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of a Loan Party or any Subsidiary of a Loan Party, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Bank, the Borrower shall have set up reserves in accordance with GAAP. Each Loan Party will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Loan Party and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

SECTION 5.20.    [Intentionally Omitted].

SECTION 5.21.    Change in Fiscal Year. Each Loan Party will not change its Fiscal Year without the consent of the Bank.

SECTION 5.22.    Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain all of its properties and assets (excluding assets that are obsolete or no longer useful in such Loan Party’s business) in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.23.    Environmental Notices. Each Loan Party shall furnish to the Bank prompt written notice of all material Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.24.    Environmental Matters. No Loan Party or any Subsidiary of a Loan Party will, nor will any Loan Party permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides, finishing materials, glues, petroleum products, and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.25.    Insurance. In addition to and cumulative with any other requirements herein or in the Security Agreement imposed on the Borrower and the Guarantors with respect to insurance, the Borrower, Guarantors and the Subsidiaries of the Borrower and Guarantors shall maintain insurance with insurance companies satisfactory to the Bank on such of their respective properties and assets, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include public liability, worker’s compensation, business interruption, malicious mischief, errors and omissions, loss, damage, flood, windstorm, fire, theft, extended coverage and product liability insurance in amounts satisfactory to the Bank, which insurance shall not be cancelled or altered (or the coverage thereunder reduced or restricted) by the Borrower, Guarantor or any Subsidiary of the Borrower and Guarantors, unless with the prior written consent of the Bank, or by the insurer of the Borrower and Guarantors, unless the Borrower gives at least 30 days advance written notice to the Bank thereof. The Borrower and Guarantors shall deliver to the Bank on the Restatement Effective Date and at such other times as the Bank may request, a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto, and, within 30 days after notice in writing from the Bank, obtain such additional insurance as the Bank may reasonably request. The Borrower and Guarantors will pay all premiums on the insurance referred to herein as and when they become due and shall do all things necessary to maintain the insurance in effect. If the Borrower or any Guarantor shall default in its obligation hereunder to insure the Collateral or any of their other respective properties or assets in a manner satisfactory to the Bank, then the Bank shall have the right (but not the obligation) to procure such insurance and to charge the costs of same to the Borrower and Guarantors, which costs shall be added to and become a part of the unpaid principal amount of the Obligations, shall bear interest at the Default Rate, shall be payable on demand by the Bank and shall be secured by the Collateral.

SECTION 5.26.    Environmental Release. Each Loan Party agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.27.    Additional Covenants, Etc. In the event that at any time this Agreement is in effect or the Note or any Letter of Credit Advance remains unpaid any Loan Party shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those, provided in this Agreement or any other Loan Document, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other Loan Document, the Loan Party shall promptly so notify the Bank. Thereupon, if the Bank shall request by written notice to the Loan Parties, the Loan Parties and the Bank shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Bank, such amendment to remain in effect, unless otherwise specified in writing by the Bank, for the entire duration of the stated term to maturity of such Financing (to and including the date to which the same may be extended at the option of the Loan Party), notwithstanding that such Financing might be earlier terminated by prepayment, refinancing, acceleration or otherwise, provided that if any such agreement, guarantee, indenture or other instrument shall be modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless required by the Bank pursuant to this Section, such modification, supplement or amendment shall not operate to modify, amend or eliminate such covenant, warranty, representation, default or event of default or other term or condition as so made a part of this Agreement.

SECTION 5.28.    [Intentionally Omitted].

SECTION 5.29.    [Intentionally Omitted].

SECTION 5.30.    [Intentionally Omitted].

SECTION 5.31.    Subsidiaries, Partnerships and Joint Ventures. No Loan Party shall: (1) create, acquire, form or otherwise permit to exist, any Subsidiary other than Subsidiaries that are Subsidiaries existing on the Restatement Effective Date and described on Schedule 4.08; or (2) become a general partner in any general or limited partnership or joint venture; provided that: (a) so long as Schedule 4.08 is revised within fifteen (15) Domestic Business Days after the date that a Subsidiary is created, acquired or formed, a Loan Party may create, acquire or form a Subsidiary so long as (I) such new Subsidiary executes and delivers to the Bank such documentation as the Bank shall require in connection with such new Subsidiary being made a Guarantor under this Agreement and a grantor under the Security Agreement within fifteen (15) Domestic Business Days after the date that such Subsidiary is created, acquired or formed and (II) after, and as a result of, giving pro forma effect to such creation, acquisition or formation no Default or Event of Default shall occur or exist; and (b) a Subsidiary of a Loan Party that is a corporation or limited liability company may become a general partner in a general or limited partnership or joint venture so long as the sole assets of such Subsidiary consist of its interest in such partnership or joint venture and after giving pro-forma effect to such action, no Default or Event of Default shall occur or exist.

SECTION 5.32.    Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (or Lease Obligations), except for: (a) Debt owed to the Bank; (b) Lease Obligations entered into in such Loan Party’s normal course of business; and (c) Debt not otherwise permitted under this Section 5.32, the aggregate outstanding principal amount of which shall not, at any time, exceed $1,000,000.

SECTION 5.33.    [Intentionally Omitted]. SECTION 5.34. [Intentionally Omitted].

SECTION 5.35.    Dividends. No Loan Party will pay any dividends or other distributions with respect to its Capital stock unless no Default or Event of Default shall have occurred and be continuing or would result therefrom and after giving effect thereto.

SECTION 5.36.    Sanctions and Anti-Corruption Laws. No Loan Party will, nor will any Loan Party permit any Subsidiary of a Loan Party to, request any Advance or Letter of Credit or, directly or indirectly, use the proceeds of any Advance or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person, or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

SECTION 5.37.    Consolidated Lease Adjusted Leverage to EBITDAR Ratio. Commencing as of the end of the first Fiscal Quarter after the first date that the Used Commitment is equal to or greater than $8,250,000 and continuing as of each Fiscal Quarter ending thereafter, the Borrower and its Consolidated Subsidiaries shall not permit the Consolidated Lease Adjusted Leverage to EBITDAR Ratio to exceed 3.35 to 1.

SECTION 5.38.    Consolidated Fixed Charge Coverage Ratio. Commencing as of the end of the first Fiscal Quarter after the first date that the Used Commitment is equal to or greater than

$8,250,000 and continuing as of each Fiscal Quarter ending thereafter, the Borrower and its Consolidated Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.20 to 1.

SECTION 5.39.    Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth shall at no time be less than $120,000,000.

SECTION 5.40.    Deposit Accounts. The Borrower shall maintain all of its primary deposit accounts, including without limitation its primary operating deposit accounts, with the Bank.

ARTICLE VI

DEFAULTS

SECTION 6.01.         Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)        the Borrower shall fail to pay when due any principal of the Loan (including, without limitation, any Advance) or shall fail to pay any interest on the Loan (including, without limitation, any Advance) within five Domestic Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

(b)        any Loan Party shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.14 to 5.18, inclusive, or Sections 5.21, 5.25, 5.32, 5.37, 5.38, 5.39 or 5.40; or

(c)        any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Bank; or

(d)        any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement or in any financial statement, material certificate or other material document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)        any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt in an aggregate amount outstanding in excess of $1,000,000 (other than the Note or any Letter of Credit Advance) when due or within any applicable grace period; or

(f)        any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate amount in excess of $1,000,000 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)        any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)        an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or

(i)        any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)        one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k)        a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)        (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m)       There shall have occurred material uninsured damage to, or loss, theft or destruction of, any material portion of the Collateral; or

(n)        a default or event of default shall occur and be continuing under any of the Letter of Credit Agreements or any other Loan Document or the Borrower or any Guarantor shall fail to observe or perform any obligation to be observed or performed by it under any Letter of Credit Agreements or any other Loan Document, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Letter of Credit Agreement or such Loan Document; or

(o)        any provision of the Guaranty, the Security Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty, the Security Agreement or any other Loan Document; or

(p)        the occurrence of any event, act or condition which the Bank determines either does or has a reasonable probability of causing a Material Adverse Effect;

then, and in every such event, the Bank shall (i) by notice to the Borrower, terminate the Commitment and it shall thereupon terminate, (ii) declare an Event of Default under the Letter of Credit Agreements, and (iii) by notice to the Borrower, declare the Note (together with accrued interest thereon), the Letter of Credit Advances (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Note (together with all accrued interest thereon), the Letter of Credit Advances (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party, without any notice to any Loan Party or any other act by the Bank, the Commitment shall thereupon automatically terminate and the Note (together with accrued interest thereon), the Letter of Credit Advances (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding the foregoing, the Bank shall have available to it all other remedies at law or equity, and shall exercise any one or all of them in its sole and absolute discretion. Notwithstanding the foregoing, the Bank shall have available to it all rights and remedies provided under the Loan Documents (including without limitation the Security Agreement) and in addition thereto, all other rights and remedies at law or equity, and the Bank shall exercise any one or all of them in its sole and absolute discretion.

SECTION 6.02.    Notice of Default. The Bank shall give notice to the Borrower of any Default under Section 6.01(c).

SECTION 6.03.    Cash Cover. If any Event of Default shall have occurred and be continuing, the Borrower shall, if requested by the Bank, pay to the Bank an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Bank) equal to the aggregate Undrawn Amounts, provided that, if any Event of Default specified in clause (g) or (h) above occurs, the Borrower shall be obligated to pay such amount to the Bank forthwith without any notice to the Borrower or any other act by the Bank.

SECTION 6.04.    Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Note has and the Letter of Credit Advances have been accelerated pursuant to Article VI hereof, all payments received by the Bank hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder, shall be applied by the Bank to the Obligations in such order as the Bank shall determine in its sole and absolute discretion.

ARTICLE VII

COMPENSATION

SECTION 7.01.    Increased Costs.    (a) If after the Restatement Effective Date, any Change in Law shall:

(i)        impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank;

(ii)       subject the Bank to any tax, duty or other charge; or

(iii)      impose on the Bank any other condition, cost or expense affecting this Agreement, the Loans or any Letter of Credit;

and the result of any of the foregoing is to increase the cost to the Bank of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to the Bank of issuing any Letter of Credit or to reduce the amount received or receivable by the Bank hereunder (whether of principal, interest or any other amount), then, from time to time, the Bank may provide the Borrower with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Domestic Business Days after receipt of such notice and demand, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for any such increased costs incurred or reduction suffered.

(b)        If the Bank shall have determined that on or after the Restatement Effective Date any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on the Bank’s capital (or on the capital of the Bank’s parent company) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which the Bank or the Bank’s parent company could have achieved but for such Change in Law (taking into consideration the Bank’s policies or the policies of the Bank’s parent company with respect to capital adequacy and liquidity), then, from time to time, the Bank may provide the Borrower with written notice and demand with respect to such reduced amounts, and within five (5) Domestic Business Days after receipt of such notice and demand the Borrower shall pay to the Bank such additional amounts as will compensate the Bank or the Bank’s parent company for any such reduction suffered.

(c)        A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or the Bank’s parent company, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, absent manifest error.

(d)        Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation.

SECTION 7.02.    Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate the Bank, within five (5) Domestic Business Days after written demand from the Bank, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by the Bank to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by the Bank shall be conclusive, absent manifest error.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II shall not be effective until received.

SECTION 8.02.    No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03.    Expenses; Documentary Taxes; Indemnification.

(a)        The Loan Parties shall, jointly and severally, pay (i) all reasonable, out-of- pocket costs and expenses of the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank and its Affiliates, in connection with any field audits and in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable, out-of-pocket expenses incurred by the Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Bank in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        The Borrower shall indemnify the Bank, and each Related Party of the Bank (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee or (2) a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (y) result from any claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee.

(c)        The Borrower shall pay, and hold the Bank harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)        [Intentionally Omitted].

(e)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this paragraph (e) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)        All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04.    Setoffs; Sharing of Set-Offs. Each Loan Party hereby grants to the Bank, as security for the full and punctual payment and performance of the obligations of each Loan Party under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from the Bank to such Loan Party or subject to withdrawal by such Loan Party; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, the Bank may at any time upon or after the occurrence of any Event of Default, and without notice to any Loan Party, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

SECTION 8.05.    Amendments and Waivers. Any provision of this Agreement, the Note, the Security Agreement or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

SECTION 8.06.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.07.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Loan Party may assign or otherwise transfer any of its rights under this Agreement.

(b)        Anything in this Section 8.07 to the contrary notwithstanding, the Bank may assign and pledge all or any portion of the Loan, any Letter of Credit Advance and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loan, Letter of Credit Advance and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Loan, Letter of Credit Advance and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

SECTION 8.08.    Confidentiality. The Bank agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Bank including accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Bank or any Related Party of the Bank on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of the Bank in, or any prospective assignee of the Bank in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other agreement Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. In addition, the Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry, which information may consist of deal terms and other information customarily found in Gold Sheets and similar industry publications.

SECTION 8.09.    Patriot Act and Beneficial Ownership Regulation. The Bank hereby notifies the Loan Parties that, (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Bank to identify such Loan Party in accordance with the Patriot Act, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

SECTION 8.10.    Survival of Certain Obligations. Article VII and Section 8.03, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Commitment and the payment in full of the principal of and interest on all Advances and Letter of Credit Advances.

SECTION 8.11.    Virginia Law. This Agreement, each Note and each Letter of Credit Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Virginia.

SECTION 8.12.    Severability. In case any one or more of the provisions contained in this Agreement or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 8.13.    Interest. In no event shall the amount of interest due or payable hereunder, under the Note or under any Letter of Credit Advance exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to the Bank by the Borrower or inadvertently received by the Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 8.14.    Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 8.15.    Consent to Jurisdiction. The Loan Parties (a) submit to personal jurisdiction in the Commonwealth of Virginia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Note and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Note or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 8.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Bank from bringing any action or exercising any rights against any security and against the Loan Parties personally, and against any assets of the Loan Parties, within any other state or jurisdiction.

SECTION 8.16.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof

SECTION 8.17.      [Intentionally Omitted].

ARTICLE IX

GUARANTY

SECTION 9.01.    [Intentionally Omitted].

SECTION 9.02.    Unconditional Guaranty. Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Bank the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors’ guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectibility, and is in no way conditional or contingent upon any attempt to collect from the Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Bank, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in Loan Documents or specified by the Bank. The Guarantors further agree, promptly after demand, to pay to the Bank the costs and expenses incurred by the Bank in connection with enforcing the rights of the Bank against the Borrower and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guarantied Obligations or the obligations of the Guarantors hereunder, including, without limitation, the fees and expenses of counsel to the Bank.

SECTION 9.03.    Obligations Absolute. The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against the Borrower, any other Guarantor or the Bank hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including, without limitation:

(a)        any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;

(b)        any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;

(c)        any failure, omission or delay on the part of the Bank to enforce, assert or exercise any right, power or remedy conferred on or available to the Bank against the Borrower or any Guarantor, any Subsidiary of the Borrower or any other Guarantor;

(d)        any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Subsidiary of the Borrower or any Guarantor or any property of the Borrower or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;

(e)        any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, the Borrower or any Subsidiary of the Borrower to any Person;

(f)        any failure on the part of the Borrower or any Subsidiary of the Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g)        any exercise or non-exercise by the Bank of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including, without limitation, under this Section;

(h)        any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;

(i)        any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;

(j)        any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;

(k)        any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or

(l)        any other circumstance (other than indefeasible payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Bank to take any action pursuant to a notice given under, Sections 49-25 or 49-26 of the Code of Virginia (1950), as amended, or any similar or successor provisions, (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Bank against the Guarantors, including, without limitation, presentment to or demand of payment from the Borrower, any of the Borrower’s Subsidiaries or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to the Borrower, any of the Borrower’s Subsidiaries or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Bank to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, the Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Bank in favor of the Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

SECTION 9.04.    Continuing Obligations; Reinstatement. The obligations of the Guarantors under this Article IX are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally and indefeasibly paid and satisfied in full. The obligations of the Guarantors under this Article IX shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including without limitation because of the pendency of a case or proceeding relating to the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor under any bankruptcy or insolvency law, for purposes of this Article IX and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

SECTION 9.05.    Additional Security, Etc. The Guarantors authorize the Bank without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The Guarantors waive any right to require the Bank to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Bank.

SECTION 9.06.    Information Concerning the Borrowers. The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that the Bank shall not have any duty to advise the Guarantors of information known to the Bank regarding or in any manner relevant to any of such circumstances or risks.

SECTION 9.07.    Guarantors’ Subordination. The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrower or any such Subsidiary to the Bank, provided that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Event of Default then in existence.

SECTION 9.08.    Waiver of Subrogation. Notwithstanding anything herein to the contrary, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Bank now has or may hereafter have against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Bank to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrower to the Bank. The waiver contained in this Section shall continue and survive the termination of this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations.

SECTION 9.09.    Enforcement. In the event that the Guarantors shall fail forthwith to pay upon demand of the Bank any amounts due pursuant to this Article IX or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement, the Bank shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

SECTION 9.10.    Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article IX shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Bank. Notwithstanding anything in this Article IX to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Article IX, in whole or in part, void or voidable under applicable law, including, without limitation, (i) the Bankruptcy Code of 1978, as amended, and (ii) any applicable state or federal law relative to fraudulent conveyances.

SECTION 9.11.    Amended, Restated and Replacement Agreement. This Agreement amends, restates and replaces in its entirety the Original Credit Agreement, all effective as of the Restatement Effective Date.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

[Corporate Seal]	By:	/s/ J. Michael Daniel	(SEAL)
	Name:	J. Michael Daniel
	Title:	Senior Vice President, Chief Financial and Administrative Officer

	By:	/s/ Jay R. Hervey	(SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC

[Corporate Seal]	By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:	/s/ J. Michael Daniel	(SEAL)
Name:	J. Michael Daniel
Title:	Senior Vice President, Chief Financial and Administrative Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT DIRECT STORES, LLC

	By:	Bassett Direct Stores, LLC Its sole Member and Manager

[Corporate Seal]	By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

	By:	/s/ J. Michael Daniel	(SEAL)
	Name:	J. Michael Daniel
	Title:	Senior Vice President, Chief Financial and Administrative Officer

	By:	/s/ Jay R. Hervey	(SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT DIRECT NC, LLC

	By:	Bassett Direct Stores, LLC Its sole Member and Manager

[Corporate Seal]	By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:	/s/ J. Michael Daniel	(SEAL)
Name:	J. Michael Daniel
Title:	Senior Vice President, Chief Financial and Administrative Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT DIRECT SC, LLC

	By:	Bassett Direct Stores, LLC Its sole Member and Manager

[Corporate Seal]	By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

By:	/s/ J. Michael Daniel	(SEAL)
Name:	J. Michael Daniel
Title:	Senior Vice President, Chief Financial and Administrative Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

TRUIST BANK

By:	/s/ John Wofford	(SEAL)
Name:	John Wofford
Title:	Authorized Officer

Truist Securities 214 N. Tryon Street Charlotte, North Carolina 28202 Attention: John Wofford Telephone number: (704) 571-3752

EXHIBIT A

EIGHTH AMENDED AND RESTATED

REVOLVING CREDIT NOTE

$25,000,000.00	Roanoke, Virginia

May 15, 2024

FOR VALUE RECEIVED, the undersigned, BASSETT FURNITURE INDUSTRIES, INCORPORATED, a Virginia corporation (the “Borrower”), hereby promises to pay to T R U I S T B A N K (the “Bank”) the principal amount of all Loans made by the Bank to the Borrower pursuant to that certain Eighth Amended and Restated Credit Agreement dated as of May 15, 2024 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used in this Revolving Credit Note and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement) by and among the Borrower, Bassett Furniture Industries of North Carolina, LLC, Bassett Direct Stores, LLC, Bassett Direct NC, LLC, Bassett Direct SC, LLC, and Truist Bank, payable at such times and in such amounts as are specified in the Credit Agreement.

In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection in accordance with the terms of Section 8.03 of the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to the Bank, at the Bank’s Office, in immediately available funds.

This Revolving Credit Note is referred to in, and is entitled to the benefits of, the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Loans by the Bank to the Borrower in an aggregate amount not to exceed at any time outstanding the amount set forth above, the indebtedness of the Borrower resulting from such Loans being evidenced by this Revolving Credit Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Revolving Credit Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Revolving Credit Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Loans, whether not or hereafter in existence and any filings, instruments, agreements and documents relating thereto and providing collateral for the Loans.

This Revolving Credit Note is a Loan Document and is entitled to the benefits of the Loan Documents.

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

A-1

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed under seal and delivered by its duly authorized officers as of the day and year and at the place set forth above.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:	/s/ J. Michael Daniel (SEAL)

Name: J. Michael Daniel Title: Senior Vice President, Chief Financial and Administrative Officer

By:	/s/ Jay R. Hervey (SEAL)

Name: Jay R. Hervey Title: Vice President, General Counsel and Secretary

A-2

EXHIBIT B-1

NOTICE OF BORROWING

[Date]

Email –capitalmarkets@truist.com

Truist Bank

Ladies and Gentlemen:

Reference is made to the Eighth Amended and Restated Credit Agreement, dated as of May 15, 2024 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as the Borrower, Bassett Furniture Industries of North Carolina, LLC, Bassett Direct Stores, LLC, Bassett Direct NC, LLC, Bassett Direct SC, LLC, and Truist Bank. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing and is delivered pursuant to Section 2.02 of the Credit Agreement. The Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)	Aggregate principal amount of such Borrowing[1]:
(B)	Date of such Revolving Borrowing[2]:
(C)	Interest rate basis[3]:
(D)	Interest Period[4]:
(E)	Location and number of the Borrower’s account to which proceeds of such Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in clauses (b), (c) and

(d) of Section 3.02 of the Credit Agreement are satisfied.

1    Not less than $1,000,000 and an integral multiple of $500,000 for a SOFR Borrowing or less than $1,000,000 and an integral multiple of $100,000 for Base Rate Borrowing.

2    Which is a Domestic Business Day.

3    SOFR Borrowing or Base Rate Borrowing.

4    Which must be one (1) month, otherwise comply with the definition of “Interest Period” and end not later than the Termination Date.

B-1-1

Very truly yours,

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:
Name:
Title:

B-1-2

EXHIBIT B-2

NOTICE OF CONTINUATION/CONVERSION

[Date]

Email – capitalmarkets@truist.com Truist Bank

Ladies and Gentlemen:

Reference is made to the Eighth Amended and Restated Credit Agreement, dated as of May 15, 2024 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as the Borrower, Bassett Furniture Industries of North Carolina, LLC, Bassett Direct Stores, LLC, Bassett Direct NC, LLC, Bassett Direct SC, LLC, and Truist Bank. Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes a Notice of Continuation/Conversion, and the Borrower hereby requests the conversion or continuation of Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies:
(B)	Principal amount of Borrowing to be converted/continued:
(C)	Effective date of election[5]:
(D)	Interest rate basis[6]:
(E)	Interest Period[7]:

5	Which is a Domestic Business Day.
6	SOFR Borrowing or Base Rate Borrowing.
7	Which must be one (1) month and otherwise comply with the definition of “Interest Period”.

B-2-1

Very truly yours, BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:
Name:
Title:

B-2-2

EXHIBIT C

CLOSING CERTIFICATE

Reference is made to the Eighth Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of May 15, 2024 among Bassett Furniture Industries, Incorporated, Bassett Furniture Industries of North Carolina, LLC, Bassett Direct Stores, LLC, Bassett Direct NC, LLC, Bassett Direct SC, LLC, and Truist Bank. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 3.01(e) of the Credit Agreement,                               , the duly authorized                               of the Borrower; and                            , the duly authorized

of each of the Initial Guarantors hereby certify to the Bank that: (i) no Default has occurred and is continuing on the date hereof; and (ii) the representations and warranties of the Borrower and the Initial Guarantors contained in Article IV of the Credit Agreement are true on and as of the date hereof.

Certified as of the 15th day of May, 2024.

BORROWER

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:
Title:

BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC

By:
Title:

BASSETT DIRECT STORES, LLC

By:
Title:

C-1

BASSETT DIRECT NC, LLC

By:
Title:

BASSETT DIRECT SC, LLC

By:
Title:

C-2

EXHIBIT D

SECRETARY’S CERTIFICATE

The undersigned, Jay R. Hervey, Secretary of Bassett Furniture Industries, Incorporated, a Virginia corporation (the “Company”), and its subsidiaries, Bassett Furniture Industries of North Carolina, LLC (a North Carolina limited liability company), Bassett Direct Stores, LLC (a Virginia limited liability company), Bassett Direct NC, LLC (a Virginia limited liability company), and Bassett Direct SC, LLC (a Virginia limited liability company) (the “LLCs”), hereby certifies that he has been duly elected, qualified and is acting in such capacity and that, as such, he is familiar with the facts herein certified and is duly authorized to certify the same, and hereby further certifies, in connection with the Eighth Amended and Restated Credit Agreement dated as of May 15, 2024, among Bassett Furniture Industries, Incorporated, Bassett Furniture Industries of North Carolina, LLC, Bassett Direct Stores, LLC, Bassett Direct NC, LLC, Bassett Direct SC, LLC, and Truist Bank (the “Credit Agreement”), that:

1.    Attached hereto as Exhibit A is a complete and correct copy of the Certificate of Incorporation of the Company as in full force and effect on the date hereof, and complete and correct copies of the Certificates of Organization of the LLCs as in full force and effect on the date hereof.

2.    Attached hereto as Exhibit B is a complete and correct copy of the Bylaws of the Company as in full force and effect on the date hereof, and complete and correct copies of the Operating Agreements of the LLCs as in full force and effect on the date hereof.

3.    Attached hereto as Exhibit C is a complete and correct copy of the resolutions duly adopted by the Board of Directors of the Company on January 10, 2024, approving and authorizing the execution and delivery of the Credit Agreement, the Note (as such term is defined in the Credit Agreement) and the other Loan Documents (as such term is defined in the Credit Agreement) to which the Company and the LLCs are parties. Such resolutions have not been repealed or amended and are in full force and effect, and no other resolutions or consents have been adopted by the Board of Directors of the Company in connection therewith.

4.    Attached hereto as Exhibit D are complete and correct copies as of a recent date of the certificate of good standing for the Company, the certificate of existence for Bassett Furniture Industries of North Carolina, LLC and the certificates of fact for each of Bassett Direct Stores, LLC, Bassett Direct NC, LLC and Bassett Direct SC, LLC.

5.    J. Michael Daniel, who as Senior Vice President, Chief Financial and Administrative Officer, and Jay R. Hervey, who as Vice President, General Counsel and Secretary of the Company and the LLCs, signed the Credit Agreement, the Note and the other Loan Documents to which the Company and the LLCs are parties, were duly elected, qualified and acting as such at the time they signed the Credit Agreement, the Note and the other Loan Documents to which the Company and the LLCs are parties, and their respective signatures appearing on the Credit Agreement, the Note and the other Loan Documents to which the Company and the LLCs are parties are their genuine signatures.

D-1

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 15th day of May, 2024.

/s/ Jay R. Hervey

Name: Jay R. Hervey Title: Secretary

D-2

EXHIBIT E

COMPLIANCE CERTIFICATE

Reference is made to the Eighth Amended and Restated Credit Agreement dated as of May 15, 2024 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Bassett Furniture Industries, Incorporated, Bassett Furniture Industries of North Carolina, LLC, Bassett Direct Stores, LLC, Bassett Direct NC, LLC, Bassett Direct SC, LLC, and Truist Bank. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01(d) of the Credit Agreement,                             , the duly authorized [                        ], of Bassett Furniture Industries, Incorporated, hereby certifies to the Bank that the information contained in the Compliance Checklist attached hereto is true, accurate and complete as of

, 20 (the “Compliance Date”), and that no Default is in existence on and as of the date hereof.

Dated as of                                          .

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:
Name:
Title:

E-1

COMPLIANCE CHECKLIST8

BASSETT FURNITURE INDUSTRIES, INCORPORATED,

BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC,

BASSETT DIRECT STORES, LLC,

BASSETT DIRECT NC, LLC, AND BASSETT DIRECT SC, LLC

                                              , 20

1.	Additional Debt (Section 5.32)
a.	Debt not otherwise permitted under Section 5.32

(shall not exceed $1,000,000)

2.	[If Applicable] Consolidated Lease Adjusted Leverage to EBITDAR Ratio
(Section 5.37 – Commencing as of the end of the first Fiscal Quarter after the first date that the Used Commitment is equal to or greater than $8,250,000)

a.	Consolidated Total Debt for such four-quarter period

b.	(i) Consolidated EBITDA for such four-quarter period
(ii) Rent Expense for such four-quarter period
Consolidated EBITDAR (2.b.(i) plus 2.b.(ii))

(Ratio shall not exceed 3.35 to 1 as of the end of such Fiscal Quarter)

3.	[If Applicable] Consolidated Fixed Charge Coverage Ratio

(Section 5.38 – Commencing as of the end of the first Fiscal Quarter after the first date that the Used Commitment is equal to or greater than $8,250,000)

a.	(i) Consolidated EBITDA for such four-quarter period
(ii) Rent Expense for such four-quarter period

Consolidated EBITDAR ((3.a.(i) plus 3.a.(ii))

(iii) Distributions to shareholders or other distributions or payments or advances to shareholders (other than for stock repurchases) declared for such four-quarter period

Consolidated EBITDAR minus distributions to shareholders ((3.a.(i) plus 3.a.(ii)) minus 3.a.(iii))

b.	(i) Borrower’s and its Consolidated Subsidiaries interest expense for such four-quarter period
(ii) Rent Expense for such four-quarter period
(iii) Current Maturities of Long Term Debt for such four-quarter period

Interest expense plus Rent Expenses plus Current Maturities of Long Term Debt (3.b.(i) plus 3.b.(ii) plus 3.b.(iii))

(Ratio shall not be less than 1.20 to 1 as of the end of such Fiscal Quarter)

8	All calculations are to be based on the Borrower and its Consolidated Subsidiaries, unless specifically indicated otherwise.

4.	Minimum Consolidated Tangible Net Worth (Section 5.39)

(Shall at no time be less than $120,000,000)

SCHEDULE 2.03

Existing Letters of Credit

1.	Obligation # 90010

Face Amount: $56,000

Beneficiary: Liberty Mutual Insurance Company

2.	Obligation # 90012

Face Amount: $1,416,000

Beneficiary: Liberty Mutual Insurance Company

3.	Obligation # 90016

Face Amount: $300,000

Beneficiary: National Interstate Insurance Company

4.	Obligation # 90024

Face Amount: $200,000

Beneficiary: Avalon Risk Management Insurance

5.	Obligation # 90026

Face Amount: $750,000

Beneficiary: Liberty Mutual Insurance Company

6.	Obligation # 90028

Face Amount: $2,291,185

Beneficiary: Synchrony Bank

SCHEDULE 4.08

Subsidiaries

The E.B. Malone Corporation (Delaware corporation)

LRG Furniture, LLC (Virginia limited liability company)

BFD Atlanta, LLC (Virginia limited liability company)

BD Boston, LLC (Virginia limited liability company)

BDU NY, LLC (Virginia limited liability company)

JMD Freight Lines, LLC (North Carolina limited liability company)

Western States Distribution, LLC (California limited liability company)

Noa Home Inc. (a Canadian corporation)

9473-8408 Quebec Inc. (a Canadian corporation)

All Subsidiaries are wholly-owned.

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of the 15th day of May, 2024, is made by and among BASSETT FURNITURE INDUSTRIES, INCORPORATED (the “Borrower”), BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, LLC, BASSETT DIRECT STORES, LLC, BASSETT DIRECT NC, LLC, BASSETT DIRECT SC, LLC (collectively, the “Guarantors” and, together with the Borrower, collectively, the “Grantors”), and TRUIST BANK (the “Bank”).

W I T N E S S E T H :

RECITALS

Reference is made to that certain Eighth Amended and Restated Credit Agreement dated of even date herewith (as hereafter amended, modified, supplemented or restated from time to time, the “Credit Agreement”), among the Borrower, the Guarantors and the Bank. Terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Each of the Guarantors has agreed to guarantee, among other things, all the obligations of the Borrower under the Credit Agreement and the Note. The obligations of the Bank to extend credit and issue the Letters of Credit under the Credit Agreement and the other Loan Documents are conditioned upon, among other things, the execution and delivery by the Grantors of a security agreement in the form hereof to secure the Secured Obligations (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Grantors and the Bank, the parties hereto hereby agree as follows:

1.	Definitions. As herein used, the following terms shall have the following meanings:

(a)    “Account Debtor” means any Person who is or may become obligated to a Grantor under, with respect to or on account of an Account.

(b)    “Account” means any and all accounts (as that term is defined in the U.C.C.) of any Grantor and includes, without limitation, any and all rights of any Grantor to payment for goods sold or leased or for services rendered whether due or to become due, whether or not earned by performance and whether now existing or arising in the future, including, without limitation, Accounts from Affiliates of the Grantors, but specifically excluding any account arising out of a transaction primarily for personal, family or household purposes in which the Account Debtor is an individual.

(c)    “Chattel Paper” means any and all chattel paper (as that term is defined in the U.C.C.), whether tangible or electronic, of any Grantor.

(d)    “Collateral” means (i) all Accounts, General Intangibles, Documents, Chattel Paper and Instruments now existing or hereafter arising of each Grantor; (ii) all guarantees of each Grantor’s existing and future Accounts, General Intangibles, Chattel Paper and Instruments and all other security held by any Grantor for the payment and satisfaction thereof; (iii) all Inventory now owned or hereafter acquired by any Grantor; (iv) any and all now owned or hereafter acquired or arising Deposit Accounts, Letter of Credit Rights, Goods (as that term is defined in the U.C.C.) and Supporting Obligations; (v) all books and records of the Grantors (including, without limitation, computer records, tapes, discs and programs and all other media, written, electric, magnetic or otherwise, containing such records) which relate to any Grantor’s Inventory, Accounts, Deposit Accounts, Letter of Credit Rights, Goods, Supporting Obligations, General Intangibles, Chattel Paper or Instruments or guarantees thereof; (vi) all insurance on all of the foregoing and the Proceeds of that insurance; and (vii) all cash and noncash Proceeds and products of all of the foregoing and the Proceeds and products of other Proceeds and products.

(e)    “Collateral Locations” shall mean the Executive Offices and those locations set forth and described on Schedule 1 – Collateral Locations under the heading “Collateral Locations.”

(f)    “Credit Documents” means the Credit Agreement, the Note, the Letter of Credit Agreements, the Collateral Documents and all other Loan Documents.

(g)    “Deposit Account” means all deposit accounts (as that term is defined in the U.C.C.) of any Grantor, including without limitation, any and all moneys, sums and amounts now or hereafter on deposit with the Bank.

(h)     “Documents” means any and all documents (as that term is defined in the U.C.C.) of any Grantor.

(i)     “Event of Default” shall have the meaning assigned to it in Section 7 hereof.

(j)     “Executive Offices” shall mean with respect to a Grantor, the address and location corresponding to such Grantor’s name set forth on Schedule 1 – Collateral Locations under the heading “Executive Offices.”

(k)    “General Intangibles” means all general intangibles (as that term is defined in the U.C.C.) of any Grantor arising from, in connection with or related to any Account or Inventory (including, without limitation, all payment intangibles (as that term is defined in the U.C.C.)) and software, company records (paper and electronic), correspondence, credit files, records and other documents, computer programs, computer software, computer tapes and cards and other paper and documents in the possession or control of any Grantor or in the possession or control of any affiliate or computer service bureau, arising from, in connection with or related to any Account or Inventory.

(l)    “Instruments” means all instruments (as that term is defined in the U.C.C.) of any Grantor arising from, in connection with or related to any Account or Inventory, including without limitation, checks, notes, certificated certificates of deposit, investment securities, negotiable instruments and writings evidencing a right to the payment of money of a type transferred in the ordinary course of business by delivery with any necessary instrument or assignment.

(m)   “Inventory” means any and all inventory (as that term is defined in the U.C.C.) of any Grantor and shall include, without limitation, tangible personal property held for sale or lease or to be furnished under contracts of service, tangible personal property which any such Grantor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in such Grantor’s business, and shall include tangible personal property returned to any such Grantor by a purchaser or lessor thereof following the sale or lease thereof by any such Grantor.

(n)    “Letter of Credit Rights” means any and all letter of credit rights (as that term is defined in the U.C.C.) arising from, in connection with or related to any Account or Inventory.

(o)    “Person” means an individual, a corporation, a limited liability company, a government or governmental subdivision or agency or instrumentality, a business trust, an estate, a trust, a partnership, a cooperative, an association, two or more Persons having a joint or common interest or any other legal or commercial entity.

(q)    “Proceeds” means any and all proceeds (as that term is defined in the U.C.C.), including without limitation, whatever is received when Collateral is sold, exchanged, collected or otherwise disposed of.

(r)    “Secured Obligations” shall mean (a) all Obligations; (b) any and all sums incurred or advanced by the Bank in order to preserve the Collateral or preserve its security interest in the Collateral; and (c) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of each Grantor referred to in preceding clause (a) after an Event of Default shall have occurred and be continuing, the expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Bank of its rights hereunder, together with attorneys’ fees and court costs; provided, that “Secured Obligations” shall not include any Excluded Swap Obligations. It is acknowledged and agreed that “Secured Obligations” shall include obligations and liabilities of the types described above, whether outstanding on the date of this Agreement or extended, from time to time, after the date of this Agreement.

(s)    “Supporting Obligations” means any and all supporting obligations (as that term is defined in the U.C.C.) arising from, in connection with or related to any Account or Inventory.

(t)     “U.C.C.” means the Uniform Commercial Code as in effect in the Commonwealth of Virginia.

Terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement.

2.            Security Interest. In consideration of and in order to secure the fulfillment, satisfaction, payment and performance of all of the Secured Obligations, each Grantor hereby assigns, pledges, hypothecates and sets over to the Bank, its successors and its assigns, and grants to the Bank, its successors and its assigns, a security interest in all of the Collateral.

3.           Care of Collateral. The Grantors have the risk of loss of the Collateral. The Bank shall have no duty of care with respect to the Collateral, except that the Bank shall exercise reasonable care with respect to Collateral in its custody, but shall be deemed to have exercised reasonable care if such property is accorded treatment substantially equal to that which the Bank accords its own property, or if the Bank takes such action with respect to the Collateral as a Grantor shall request in writing, but no failure to comply with any such request nor any omission to do any such act requested by a Grantor shall be deemed a failure to exercise reasonable care, nor shall the Bank’s failure to take steps to collect any income accruing on the Collateral or to preserve rights against any parties or property be deemed a failure to have exercised reasonable care with respect to Collateral in its custody. The rights and security interest herein provided are granted as security only and shall not subject the Bank to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of any of the Collateral.

4.    Set-Off. In addition to the rights and security interest elsewhere herein set forth, the Bank may, at its option at any time(s) after the occurrence of an Event of Default, and with or without notice to any Grantor, appropriate and apply to the payment or reduction, either in whole or in part, of the amount owing on any one or more of the Secured Obligations, whether or not then due, any and all moneys now or hereafter on deposit in any Deposit Account or otherwise to the credit of or belonging to a Grantor in any Deposit Account, it being understood and agreed that the Bank shall not be obligated to assert or enforce any rights or security interest hereunder or to take any action in reference thereto, and that the Bank may in its discretion at any time(s) relinquish its rights as to particular Collateral hereunder without thereby affecting or invalidating the Bank’s rights hereunder as to all or any other Collateral hereinbefore referred to.

5.    Collection of Accounts.

(a)    Upon the occurrence of an Event of Default, the Bank shall have the right at any time, acting if it so chooses in the name of any or all of the Grantors, to collect the Accounts, to sell, assign, compromise, discharge or extend the time for payment of any Account, to institute legal action for the collection of any Account, to apply all amounts in the any Deposit Account to payment of the Secured Obligations, and to do all acts and things necessary or incidental thereto and the Grantors hereby ratify all such acts. The Bank may at any time after the occurrence of such Event of Default and without notice to any Grantor, notify any Account Debtor or guarantor thereof that the Account owed by such Account Debtor has been assigned to the Bank and is to be paid directly to the Bank. At the Bank’s request the Grantors will so notify Account Debtors and shall indicate on all billings to Account Debtors that payments thereon are to be made to the Bank. In the event Account Debtors are so notified, no Grantor shall compromise, discharge, extend the time for payment or otherwise grant any indulgence or allowance with respect to any Account without the prior written consent of the Bank.

(b)    Each Grantor irrevocably designates and appoints the Bank, effective upon the occurrence of an Event of Default, its true and lawful attorney (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Secured Obligations remain outstanding) either in the name of the Bank or in the name of such Grantor to ask for, demand, sue for, collect, compromise, compound, receive, receipt for and give acquittances for any and all sums owing or which may become due upon any items of the Inventory or the Accounts and, in connection therewith, to take any and all actions as the Bank may deem necessary or desirable in order to realize upon the Inventory and the Accounts, including, without limitation, power to endorse in the name of such Grantor, any checks, drafts, notes or other instruments received in payment of or on account of the Inventory or the Accounts, but the Bank shall not be under any duty to exercise any such authority or power or in any way be responsible for the collection of the Inventory or the Accounts.

6.    Representations, Warranties and Covenants as to Collateral.

Each Grantor hereby represents, warrants and covenants to and for the benefit of the Bank that:

(a)    Sale of Collateral. No Grantor will sell, lease, exchange, or otherwise dispose of any of the Collateral without the prior written consent of the Bank; provided, however, prior to the occurrence of an Event of Default, Accounts may be collected and deposited in Accounts maintained at the Bank and Inventory may be sold in the ordinary course of business for cash or on open account or on terms of payment ordinarily extended to its customers. Upon the sale, exchange or other disposition of the Inventory, the security interest and lien created and provided for herein, without break in continuity and without further formality or act, shall continue in and attach to any proceeds thereof, including, without limitation, accounts, contract rights, shipping documents, documents of title, bills of lading, warehouse receipts, dock warrants, dock receipts and cash or non-cash proceeds, and in the event of any unauthorized sale, shall continue in the Inventory itself.

(b)    Accounts. All existing and future Accounts included in the Collateral are or will be bona fide existing obligations created by the sale and delivery of merchandise or the rendering of services to customers and arose or will arise in the ordinary course of business; and that such Accounts are not and will not be subject to defense, set-off or counterclaim which in the aggregate would materially impair the value of such Accounts as collateral for the Secured Obligations. No Grantor will, without the Bank’s prior written consent, grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with past practice or otherwise in accordance with prudent and reasonable business practices.

(c)    Good Title; No Existing Encumbrances. The Grantors own the Collateral free and clear of any prior Lien, and no financing statements or other evidences of the grant of a security interest respecting the Collateral exist on the public records.

(d)    Right to Grant Security Interest; No Further Encumbrances. The Grantors have the right to grant a security interest in the Collateral. The Grantors will pay all taxes and other charges against the Collateral (including, without limitation, property, use and sales taxes), and no Grantor will use the Collateral illegally or allow the Collateral to be encumbered except for the security interest in favor of the Bank granted herein.

(e)    Location of Collateral. The Grantors hereby represent and warrant to the Bank that, as of the date hereof, the Collateral located in the United States is situated only at one or more of the Collateral Locations. The Grantors covenant with the Bank not to locate any Collateral located in the United States at any location other than a Collateral Location without at least 30 days prior written notice to the Bank. The Executive Office of each Grantor is such Grantor’s chief executive office (if such Grantor has more than one place of business) or place of business (if such Grantor has one place of business). In addition, to the extent the Grantors warehouse any of the Inventory now or at any time hereafter, the Grantors acknowledge and agree that such warehousing may be conducted only by warehousemen who have been pre-approved by the Bank and who, in any event, shall execute and deliver to the Bank a bailee letter in form and substance satisfactory to the Bank. If the Grantors consign any of the Inventory, they will comply with the Uniform Commercial Code of any state where such Inventory is located with respect thereto, and shall file, cause the filing and hereby authorizes the Bank to file in the appropriate public office or offices UCC-1 financing statements showing such Grantor or Grantors, as the case may be, as consignor and the Bank as assignee of consignor, and will furnish copies thereof to the Bank. If any of the Inventory or any records concerning the Collateral are at any time to be located on premises leased by a Grantor or on premises owned by a Grantor subject to a mortgage or other lien, such Grantor shall so notify the Bank and shall if requested by the Bank obtain and deliver or cause to be delivered to the Bank, prior to delivery of any Inventory or records concerning the Collateral to said premises, an agreement, in form and substance satisfactory to the Bank, waiving the landlord’s or mortgagee’s or lienholder’s right to enforce any claim against the Grantors for monies due under the landlord’s lien, mortgage or other lien by levy or distraint or other similar proceedings against the Inventory or records concerning the Collateral and assuring the Bank’s ability to have access to the Inventory and records concerning the Collateral in order to exercise its right hereunder to take possession thereof.

(f)    Collateral Status. The Grantors will promptly notify the Bank if there is any adverse change in the status of the Collateral that materially impairs its value or collectibility, or if any defenses, set-offs or counterclaims are asserted by Account Debtors which in the aggregate materially impair the value or collectibility of the Accounts.

(g)    Delivery of Certain Collateral. The Grantors have delivered all agreements, letters of credit, promissory notes, instruments, certificates of deposit, chattel paper or anything else, the physical possession of which is necessary in order for the Bank to perfect or preserve the priority of its security interest therein. If at any time any Collateral is evidenced by any promissory note or other instrument, the Grantors shall promptly notify the Bank and deliver such promissory note or other instrument to the Bank, duly endorsed to the Bank.

(h)    Purchase of Collateral. No Grantor has purchased any of the Collateral in a bulk transfer or in a transaction which was outside the ordinary course of the business of the seller to such Grantor.

(i)    Possession of Franchises, Licenses, Etc. The Grantors possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective property and assets, and no Grantor is in violation of any term or condition thereof which would or might have a Material Adverse Effect. The Grantors have furnished the Bank an accurate and complete description of all registered copyrights, patents and trademarks of the Grantors.

(j)    Records Respecting Collateral. The Grantors shall keep complete and accurate books and records and make all necessary entries thereon to reflect the transactions and facts giving rise to the Collateral and payments, credits and adjustments applicable thereto. All books and records of the Grantors with respect to the Collateral will be kept at the Executive Office (as it may be changed pursuant to Section 6(e)) and will not be removed from such address without the prior written consent of the Bank.

(k)    Further Assurances. Each Grantor shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to the Bank any instrument, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing which may be reasonably necessary to the Bank to carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security to the Bank. Each Grantor shall perform or cause to be performed such acts as the Bank may request to establish and maintain for the Bank a valid and perfected security interest in and lien on the Collateral, free and clear of any Liens other than in favor of the Bank, except that the Grantors shall not be required to perfect the Bank’s security interest in Inventory manufactured or warehoused outside of the United States.

(l)    Maintenance of Insurance. In addition to and cumulative with any other requirements herein or in the Credit Agreement imposed on the Grantors with respect to insurance, the Grantors shall maintain insurance with insurance companies satisfactory to the Bank on such of the Grantors’ respective properties and assets, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include public liability, worker’s compensation, business interruption, malicious mischief, errors and omissions, loss, damage, flood, windstorm, fire, theft, extended coverage and product liability insurance in amounts satisfactory to the Bank, which such insurance shall not be cancelled or altered (or the coverage thereunder reduced or restricted) by any Grantor, unless with the prior written consent of the Bank, or by the insurer of such Grantor, unless such Grantor gives at least 30 days advance written notice to the Bank thereof. The Grantors shall deliver to the Bank on the Restatement Effective Date and at such other times as the Bank may request, a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto, and, within 30 days after notice in writing from the Bank, obtain such additional insurance as the Bank may reasonably request. The Grantors will pay all premiums on the insurance referred to herein as and when they become due and shall do all things necessary to maintain the insurance in effect. The Bank may act as the Grantor’s agent in adjusting or compromising any loss in an amount equal to or in excess of $1,000,000 under any such insurance policy and in collecting and receiving the proceeds from any such policy. In the event of any loss in an amount equal to or in excess of $1,000,000 under any such policy of insurance, the insurer named therein is hereby authorized and directed by the Grantors to make payment for such loss to the Bank, rather than to the Grantors and the Bank jointly. If any Grantor shall default in its obligation hereunder to insure the Collateral in a manner satisfactory to the Bank, then the Bank shall have the right (but not the obligation) to procure such insurance and to charge the costs of same to the Grantors, which costs shall be added to and become a part of the unpaid principal amount of the Secured Obligations, shall bear interest at the Default Rate, shall be payable on demand by the Bank and shall be secured by the Collateral. The proceeds of all such insurance, if any loss should occur, may be applied by the Bank to the payment of the Secured Obligations or to the replacement of any of the Collateral damaged or destroyed, as the Bank may elect or direct in its sole discretion. Each Grantor hereby appoints (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Secured Obligations remain outstanding) the Bank as its lawful attorney-in-fact with full authority to make, adjust, settle claims under and/or cancel such insurance and to endorse the applicable Grantor’s name on any instruments or drafts issued by or upon any insurance companies.

(m)    Change of Chief Executive Office. The Grantors hereby understand and agree that if, at any time hereafter, any Grantor elects to move its Executive Office, or if any Grantor elects to change its name, identity, state of incorporation or organization, any tradename used to identify it in the conduct of its business or in the ownership of its properties, or its structure to other than as existing on the date hereof, the Grantors will notify the Bank in writing at least 30 days prior thereto.

(n)    Waivers. With respect to each of the Collateral Locations, the Grantors will use their commercially reasonable best efforts to obtain not later than sixty (60) days after the Bank’s request therefor such waivers of lien, estoppel certificates or subordination agreements as the Bank may reasonably request to ensure the priority of its security interest in that portion of the Collateral situated at such locations.

(o)    Name and Jurisdiction of Organization. The exact legal name of each Grantor and the state of incorporation or organization for each Grantor is as set forth below:

Bassett Furniture Industries, Incorporated	Virginia
Basset Furniture Industries of North Carolina, LLC	North Carolina
Bassett Direct Stores, LLC	Virginia

Bassett Direct NC, LLC	Virginia
Bassett Direct SC, LLC	Virginia

(p)    Control Agreements. If requested by the Bank, each Grantor will obtain and deliver or cause to be delivered to the Bank, a control agreement in form and substance satisfactory to the Bank with respect to the Collateral with respect to: (i) Deposit Accounts; (ii) Letter-of-Credit Rights; and/or (iii) electronic Chattel Paper.

(q)    Marking of Chattel Paper. No Grantor will create any Chattel Paper without placing a legend on the Chattel Paper acceptable to the Bank indicating that the Bank has a security interest in the Chattel Paper.

(r)    Purchase Money Security Interests. To the extent the Secured Obligations are used to purchase Collateral, the Borrower’s repayment of the Loan shall apply on a “first-in-first-out” basis so that the portion of the Secured Obligations used to purchase a particular item of Collateral shall be paid in the chronological order the applicable Grantor purchased the Collateral.

(s)    Business Purpose. None of the Secured Obligations is a Consumer Transaction, as defined in the U.C.C., and none of the Collateral has been or will be purchased or held primarily for personal, family or household purposes.

7.    Events of Default. The happening of any one or more of the following events shall constitute an Event of Default hereunder: (a) the nonpayment when due of any of the Secured Obligations which nonpayment is not fully cured within the applicable grace period therefor, if any; (b) the failure to perform, observe or fulfill any covenant or obligation contained in, or the occurrence of an event of default under, any of the Credit Documents, which failure or default is not fully cured within the applicable grace period therefor, if any; or (c) the occurrence of an Event of Default (as defined in the Credit Agreement).

8.    Remedies. Upon the occurrence of an Event of Default, or at any time thereafter, the Bank shall have all of the rights and remedies available at law (including, without limitation, those provided to a secured party by the U.C.C.) or in equity to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise. In addition thereto, each Grantor further agrees that (i) in the event that notice is necessary under applicable law, written notice mailed to a Grantor at such Grantor’s address given below, ten (10) Domestic Business Days prior to the date of a public sale of any of the Collateral subject to the security interest created herein or prior to the date after which a private sale or any other disposition of said Collateral will be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other time shall be deemed sufficient; (ii) in the event of sale or other disposition of any such Collateral, the Bank may apply the proceeds of any such sale or disposition to the satisfaction of the Bank’s reasonable attorneys’ fees and expenses, and all other costs and expenses incurred in connection with the Bank’s taking, retaking, holding, preparing for sale, and selling or otherwise disposing of the Collateral; (iii) without precluding any other methods of sale, the sale of Collateral shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of banks disposing of similar property but in any event the Bank may sell on such terms as the Bank may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind; (iv) the Bank may require the Grantors to assemble the Collateral, taking all necessary or appropriate action to preserve and keep it in good condition, and make such available to the Bank at a place and time convenient to both parties, all at the expense of the Grantors; (v) the Bank has no obligation to repair, clean-up or otherwise prepare the Collateral for sale; and (vi) the Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Furthermore, in any such event, to the extent permitted under applicable law, full power and authority are hereby given the Bank to sell, assign, and deliver the whole of the Collateral or any part(s) thereof, at any time(s) at any broker’s board, or at public or private sale, at the Bank’s option, and no delay on the Bank’s part in exercising any power of sale or any other rights or options hereunder, and no notice or demand, which may be given to or made upon any or all of the Grantors by the Bank with respect to any power of sale or other right or option hereunder, shall constitute a waiver thereof, or limit or impair the Bank’s right to take any action or to exercise any power of sale or any other rights hereunder, without notice or demand, or prejudice the Bank’s rights as against the Grantors in any respect. The Grantors hereby waive and release to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Bank may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. If the Bank sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser, received by the Bank and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Bank may resell the Collateral and the Grantors shall be credited with the proceeds of the sale as and when received, less expenses. In the event the Bank purchases any of the Collateral being sold, the Bank may pay for the Collateral by crediting some or all of the Secured Obligations of the Grantors. The Bank shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall the Bank be under any obligation to take any action whatsoever with regard thereto. The Bank has no obligation to attempt to satisfy the Secured Obligations by collecting them from any other person liable for them and the Bank may release, modify or waive any collateral provided by any other Person to secure any of the Secured Obligations, all without affecting the Bank’s rights against the Grantors. The Grantors waive any right they may have to require the Bank to pursue any third Person for any of the Secured Obligations. The Bank may sell the Collateral without giving any warranties as to the Collateral and may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.    Continuing Security Interest. Any and all of the Bank’s rights with respect to the security interests hereunder shall continue unimpaired, and the Grantors shall be and remain obligated in accordance with the terms hereof, notwithstanding the release or substitution of any Collateral at any time or of any rights or interests therein, or any delay, extension of time, renewal, compromise or other indulgence granted by the Bank in reference to any of the Secured Obligations, or any promissory note, draft, bill of exchange or other instrument or Credit Document given in connection therewith, the Grantors hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if the Grantors had expressly agreed thereto in advance.

10.    No Waiver. No delay on the Bank’s part in exercising any power of sale, option or other right hereunder, and no notice or demand which may be given to or made upon any Grantor by the Bank, shall constitute a waiver thereof, or limit or impair the Bank’s right to take any action or to exercise any other power of sale, option or any other right hereunder, without notice or demand, or prejudice the Bank’s rights as against any Grantor in any respect.

11.    Financing Statements. Each Grantor authorizes the Bank to file Financing Statements or amendments thereto with respect to any of the Collateral in any location deemed necessary or appropriate by the Bank; each Grantor agrees to reimburse the Bank for the expense of any such filing in any location deemed necessary or appropriate by the Bank. To the extent lawful, each Grantor hereby appoints the Bank as its attorney-in-fact (without requiring the Bank to act as such) (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Secured Obligations remain outstanding) to execute any financing statement in the name of such Grantor, and to perform all other acts that the Bank deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

12.    Power of Attorney. Each Grantor hereby appoints any officer or agent of the Bank as such Grantor’s true and lawful attorney-in-fact (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Secured Obligations remain outstanding) with power to endorse the name of such Grantor upon any notes, checks, drafts, money orders or other instruments of payment or Collateral which may come into possession of the Bank; to sign and endorse the name of such Grantor upon any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against Account Debtors, assignments, verifications and notices in connection with Accounts; to give written notice to such office and officials of the United States Postal Service to affect such change or changes of address so that all mail addressed to any or all Grantors may be delivered directly to the Bank; granting unto such Grantor’s said attorney full power to do any and all things necessary to be done with respect to the above transactions as fully and effectively as the Grantor might or could do, and hereby ratifying all its said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder.

13.    Remedies, Etc., Cumulative. Each right, power and remedy of the Bank provided for in this Agreement or the Credit Documents or in any of the other instruments or agreements securing the Secured Obligations or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Bank of any one or more of the rights, powers or remedies provided for in this Agreement, the Credit Documents or in any such other instrument or agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Bank of all such other rights, powers or remedies, and no failure or delay on the part of the Bank to exercise any such right, power or remedy shall operate as a waiver thereof.

14.    Continuing Agreement. This is a continuing agreement and shall remain in full force and effect until terminated by written agreement of the parties and until all of the principal of, premium, if any, interest on, and all costs and expenses associated with, all of the Secured Obligations have been fully and indefeasibly paid. This Agreement and the liens and security interests created and granted hereunder shall remain in effect, notwithstanding the fact that at any time or from time to time there may be no Secured Obligations outstanding, in order to secure all future Secured Obligations. If this Security Agreement is revoked by operation of law as against any Grantor, such Grantor will indemnify and save the Bank and its successors and/or assigns harmless from any loss which may be suffered or incurred by them in making, giving, granting or extending any loans or other credit, financing or financial accommodations, or otherwise acting, hereunder prior to receipt by the Bank of notice in writing of such revocation.

15.    Miscellaneous. This Agreement shall be governed by the laws of the Commonwealth of Virginia in all respects, including matters of construction, validity and performance except to the extent that the remedies provided herein with respect to any of the collateral are governed by the laws of any jurisdiction other than Virginia; section headings herein are for the convenience of reference only and shall not affect the construction or interpretation of or alter or modify the provisions of this Agreement; none of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except by an agreement expressly referring hereto and to which the Bank consents in writing duly signed for the Bank and on the Bank’s behalf; the rights granted to the Bank herein shall be supplementary and in addition to those granted to the Bank in any Credit Documents; the addresses of the parties for delivery of notices, requests, demands and other communications hereunder are as set further below. Each of the Grantors hereby agrees that all of their indebtedness, liabilities and obligations under this Agreement, the Credit Agreement, the Note and the other Loan Documents shall be joint and several. No reference to “proceeds” in this Agreement authorizes any sale, transfer, or other disposition of the Collateral by any Grantor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Security Agreement has been executed by the Grantors under seal by their duly authorized officers, managers or members, as applicable, as of the day and year first above written.

GRANTORS: BASSETT FURNITURE INDUSTRIES, INCORPORATED

[Corporate Seal]	By:	/s/ J. Michael Daniel	(SEAL)
	Name:	J. Michael Daniel

	Title:	Senior Vice President, Chief Financial and
Administrative Officer

	By:	/s/ Jay R. Hervey	(SEAL)
	Name:	Jay R. Hervey
	Title:	Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated
3525 Fairystone Park Highway
P.O. Box 626
Bassett, Virginia 24055
Attention: Jay R. Hervey

Telecopy number: (276) 629-6311 Telephone number: (276) 629-6000

[Executions Continue on Following Pages]

BASSETT FURNITURE INDUSTRIES

OF NORTH CAROLINA, LLC

[Corporate Seal]	By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

		By:	/s/ J. Michael Daniel	(SEAL)

		Name:	J. Michael Daniel
		Title:	Senior Vice President, Chief Financial and Administrative Officer

		By:	/s/ Jay R. Hervey	(SEAL)
Name: Jay R. Hervey

Title: Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

BASSETT DIRECT STORES, LLC

[Corporate Seal]	By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

		By:	/s/ J. Michael Daniel	(SEAL)

Name: J. Michael Daniel
Title: Senior Vice President, Chief Financial and Administrative Officer

		By:	/s/ Jay R. Hervey	(SEAL)

Name: Jay R. Hervey
Title: Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

[Executions Continue on Following Pages]

BASSETT DIRECT NC, LLC

[Corporate Seal]	By:	Bassett Direct Stores, LLC Its sole Member and Manager

		By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

			By:	/s/ J. Michael Daniel	(SEAL)

Name: J. Michael Daniel

Title: Senior Vice President, Chief Financial and Administrative Officer

			By:	/s/ Jay R. Hervey	(SEAL)
Name: Jay R. Hervey

Title: Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

[Executions Continue on Following Pages]

BASSETT DIRECT SC, LLC

[Corporate Seal]	By:	Bassett Direct Stores, LLC Its sole Member and Manager

		By:	Bassett Furniture Industries, Incorporated Its sole Member and Manager

			By:	/s/ J. Michael Daniel	(SEAL)

Name: J. Michael Daniel

Title: Senior Vice President, Chief Financial and Administrative Officer

			By:	/s/ Jay R. Hervey	(SEAL)
Name: Jay R. Hervey
Title: Vice President, General Counsel and Secretary

c/o Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

P.O. Box 626

Bassett, Virginia 24055

Attention: Jay R. Hervey

Telecopy number: (276) 629-6311

Telephone number: (276) 629-6000

SCHEDULE 1 Collateral Locations

Bassett Furniture Industries, Incorporated

Bassett Warehouse 1	Bassett Warehouse 2
3742 Fairystone Park Hwy.	2615 Fairystone Park Hwy.
Bassett, VA 24055	Bassett, VA 24055

Bassett Plant 11
747 Beaver Creek Drive
Martinsville, VA 24112

Bassett Furniture Industries of North Carolina, LLC

Bassett Upholstery Division	Newton Plant 3--Leased
1111 East 20th Street	1205 Burris Road
Newton, NC 28658	Newton, NC 28658

Lane Venture--Leased	Lane Venture Contract
2309 North College Ave	207 County Road 90
Newton, NC 28658	Haleyville, AL 35565

Bassett Direct Stores, LLC

3525 Fairystone Park Hwy

P.O. Box 626

Bassett, VA 24055

SCHEDULE 1

Collateral Locations

Executive Offices

Bassett Furniture Industries, Incorporated 3525 Fairystone Park Hwy. P.O. Box 626 Bassett, VA 24055	Bassett Direct Stores, LLC 3525 Fairystone Park Hwy. P.O. Box 626 Bassett, VA 24055

Bassett Furniture Industries of North Carolina, LLC 3525 Fairystone Park Hwy. P.O. Box 626 Bassett, VA 24055	Bassett Direct NC, LLC 3525 Fairystone Park Hwy. P.O. Box 626 Bassett, VA 24055

Bassett Direct SC, LLC 3525 Fairystone Park Hwy. P.O. Box 626 Bassett, VA 24055

SCHEDULE 1

Collateral Locations

Wholesale Warehouses managed by third parties

Orlando	Tupelo
2481 Principal Row Suite 100	3406 W. Main Street
Orlando, FL 32837	Tupelo, MS 38801

Edgewood	Grand Prairie
103 Fulfillment Drive	2100 Refuge Way, Building 5
Edgewood, MD	Grand Prairie, TX 79050

Riverside	Conover
2358 Cottonwood Ave	1123 4th Street SW
Riverside, CA 92508	Conover, NC 28601

SCHEDULE 1

Collateral Locations

Retail Inventory Warehouse Locations

Knoxville--Owned	Tyler
9533 Kingston Pike	530 W. Southwest Loop 323, Luna Road
Knoxville TN 37922	Tyler, TX 75701

Houston--Owned	Columbus
15305 Katy Freeway	5835 Green Pointe Drive, Suite B
Houston, TX 77094	Groveport, Ohio 43125

Rochester	Phoenix
1600 Lexington Avenue, Bldg 605, Dock 26	260 S. McQueen Rd., Suite106
Rochester, NY 14606	Gilbert, AZ 85233

Bassett Warehouse 2--Owned	Las Vegas
2615 Fairystone Park Hwy.	470 Mirror Court, Suite 102
Bassett, VA 24055	Henderson, NV 89044

El Paso	Newton Plant 3
1477 Lomaland Drive, Suite B-6	1205 Burris Road
El Paso, TX 79935	Newton, NC 28658

Watertown	Boston
1100 Buckingham Street, Unit 5	4 Pequot Ave.
Watertown, CT 06795	Canton, MA 02021

Atlanta	Essex
5964 A&C Peachtree Corners East	8840 Kelso Drive
Norcross, GA 30093	Essex, MD 21221

Little Rock	Richmond
2217 Cantrell Road	4323 November Ave.
Capitol Park Warehouse Bld 2	Richmond, VA 23606 Little Rock, AR72202

San Antonio	Arlington
4519 Macro Drive	1019 Enterprise Place
San Antonio, TX 78218	Arlington, TX 76001

SCHEDULE 1

Collateral Locations

Retail Warehouse Locations Managed by Third Parties

Empire Delivery, Inc.	Empire Delivery, Inc.
1600 NW 18th Street, Suite 701	2010 51st Ave E Unit106
Pompano Beach, FL 33069	Palmetto, FL 64221

Empire Delivery, Inc.	OKX Logistics, Inc.
12700 Townsend Road	901 Enterprise Ave. Ste. 12
Philadelphia, PA 19154	Oklahoma City, OK 73128

RF Delivery Services, Inc.	American West Worldwide Express, Inc.
51 Rodeo Drive	3177 Space Center Court
Brentwood, NY 11717	Jurupa Valley, CA 91752

Show Me Delivery Service
2001 Innerbelt Business Center Drive St. Louis, MO 63114

SCHEDULE 1

Collateral Locations

RETAIL STORE LOCATIONS

Leased Locations:

Bassett Furniture Industries, Incorporated 11525Cantrell Road, Suite 1050	Bassett Furniture Industries, Incorporated 5515 Concord Pike
Little Rock, AR 72212	Wilmington, DE 19803

Bassett Furniture Industries, Incorporated 15600 North Scottsdale Road (10/8/16) Scottsdale, AZ 85260	Bassett Furniture Industries, Incorporated 23230 Via Vilagio Coconut Point Estero, FL 33928

Bassett Furniture Industries, Incorporated 4336 North Oracle Road Tucson, AZ 85705	Bassett Furniture Industries, Incorporated 11385 Legacy Avenue Palm Beach Gardens, FL 33410

Bassett Furniture Industries, Incorporated 7131 West Ray Road, Suite 29-30	Bassett Furniture Industries, Incorporated 212 North Cattlemen Road
Chandler, AZ 85226	Sarasota, FL 34243

Bassett Furniture Industries, Incorporated 81A Technology Drive	Bassett Furniture Industries, Incorporated 3900 Federal Highway NW
Irvine, CA 92618	Jensen Beach, FL 34957

Bassett Furniture Industries, Incorporated 6344 North Topanga Boulevard, Building A Woodland Hills, CA 91367	Bassett Furniture Industries, Incorporated 120 Perimeter Center West, Suite 400 Atlanta, GA 30346

Bassett Furniture Industries, Incorporated 3573 Berlin Turnpike Newington, CT 06111	Bassett Furniture Industries, Incorporated 840 Ernest W Barrett Parkway, NW, Suite 320 Kennesaw, GA 30144

Bassett Furniture Industries, Incorporated 1076 Post Road Westport, CT 06880	Bassett Furniture Industries, Incorporated 1905 Mall of Georgia Boulevard, Suite C Buford, GA 30519

Bassett Furniture Industries, Incorporated 549 Boston Post Road	Bassett Furniture Industries, Incorporated 174 Boylston Street
Orange, CT 06477	Chestnut Hill, MA 02467

Bassett Furniture Industries, Incorporated 1150 Rockville Pike	Bassett Furniture Industries, Incorporated 4 Commerce Drive
Rockville, MD 20852	Victor, NY 14564

Bassett Furniture Industries, Incorporated 110 Shawan Road	Bassett Furniture Industries, Incorporated 3755 Sheridan Drive
Cockeysville, MD 21030	Amherst, NY 14226

Bassett Furniture Industries, Incorporated 1909 Town Centre Boulevard, Suite 4140	Bassett Furniture Industries, Incorporated 120 South Central Avenue
Parole, MD 21401	Hartsdale, NY 10530

Bassett Furniture Industries, Incorporated 111 Highlands Boulevard Drive Manchester, MO 63011	Bassett Furniture Industries, Incorporated 4181 Weaverton Lane Columbus, OH 43219

Bassett Furniture Industries, Incorporated 11700 Carolina Place Parkway	Bassett Furniture Industries, Incorporated 5929 Britton Parkway
Pineville, NC 28134	Dublin, OH 43016

Bassett Furniture Industries, Incorporated 8201 Glenwood Avenue	Bassett Furniture Industries, Incorporated 5710 North Classen Boulevard, Suite K
Raleigh, NC 27612	Oklahoma City, OK 73118

Bassett Furniture Industries, Incorporated 439 Daniels Street	Bassett Furniture Industries, Incorporated 611 West Dekalb Pike
Raleigh, NC 27605	King of Prussia, PA 19406

Bassett Furniture Industries, Incorporated 240 Rte 17 North (Paramus Town Square) Paramus, NJ 07652	Bassett Furniture Industries, Incorporated 8003 Mcknight Road Pittsburgh, PA 15237

Bassett Furniture Industries, Incorporated	Bassett Furniture Industries, Incorporated
US Highway 1 & Quaker Ridge Road Store #35 Lawrenceville, NJ 08540	7801 Burnet Road (Austin 1) Austin, TX 78701

Bassett Furniture Industries, Incorporated 1852 Festival Drive # 140	Bassett Furniture Industries, Bassett Furniture Industries, Incorporated
Las Vegas, NV 89135	530 Southwest Loop 323, Luna Road
Tyler, TX 75701
Bassett Furniture Industries, Incorporated 1721 Post Oak Blvd
Houston, TX 77056

Bassett Furniture Industries, Incorporated 900 Old Country Road
Westbury, NY 11590

Bassett Furniture Industries, Incorporated 1310 Lake Woodlands The Woodlands, TX 77546	Bassett Furniture Industries, Incorporated 2261 East Southlake Boulevard Southlake, TX 76092

Bassett Furniture Industries, Incorporated 17603 La Cantera Parkway, Suite 105 San Antonio, TX 78230	Bassett Furniture Industries, Incorporated 6801 North Mesa Street, Suite B-11 El Paso, TX 79912

Bassett Furniture Industries, Incorporated 18734 Gulf Freeway	Bassett Furniture Industries, Incorporated 21315 Windmill Parc Drive
Friendswood, TX 77546	Sterling, VA 20166

Bassett Furniture Industries, Incorporated 8245 Gaylord Parkway	Bassett Furniture Industries, Incorporated 7505 Leesburg Pike, Space 120 B/C Falls Church, VA 22043
Frisco, TX 75034

Bassett Furniture Industries, Incorporated 5550 W Lovers Ln Ste 147
Dallas, TX 75209

Bassett Furniture Industries, Incorporated 11851 West Broad Street (Short Pump) Richmond, VA 23233

Owned Locations:

Bassett Furniture Industries, Incorporated

12941 Shelbyville Road

Louisville, KY 40243

Bassett Furniture Industries, Incorporated

4501 Landover Road

Greensboro, NC 27407

Bassett Furniture Industries, Incorporated

7830 Lyles Lane

Concord, NC 28027

Bassett Furniture Industries, Incorporated

733 Haywood Road

Greenville, SC 29607

Bassett Furniture Industries, Incorporated

9533 Kingston Pike

Knoxville, TN 37922

Bassett Furniture Industries, Incorporated

15305 Katy Freeway (Houston 1)

Houston, TX 77094

Bassett Furniture Industries, Incorporated

1502 N. Del Mabry Highway

Tampa, FL 33607

Bassett Furniture Industries, Incorporated

1551 Carl D. Silver Parkway

Fredericksburg, VA 22401